Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

Onconetix, INC.,

REALBOTIX CORP.,

Realbotix, LLC,

and

SIMULACRA CORPORATION

Dated as of February 11, 2026

TABLE OF CONTENTS

Article Article I. SHARE EXCHANGE	2

1.1. Exchange of Company Interests	2
1.2 Exchange Consideration	2
1.3 Surrender of the Company Securities	2
1.4. Conversion of Company Convertible Securities	3
1.5. Seller Consent	3
1.6. Termination of Certain Agreements	3

Article II. CLOSING	3

2.1. Closing	3
2.2. Post-Closing Board of Directors and Executive Officers	3
2.3. Buyer Executive Officers	3
2.4. Escrow

article III. representations and warranties of BUYER	4

3.1. Organization and Standing	4
3.2. Authorization; Binding Agreement	4
3.3. Governmental Approvals	4
3.4. Non-Contravention	4
3.5. Capitalization	5
3.6. Subsidiaries	5
3.7. SEC Filings and Buyer Financials	6
3.8. Absence of Certain Changes	6
3.9. Compliance with Laws	7
3.10. Permits	7
3.11. Litigation	7
3.12. Material Contracts	7
3.13. Intellectual Property	8
3.14. Taxes and Returns	10
3.14(a). Real Property	11
3.16. Personal Property	12
3.17. Title to and Sufficiency of Assets	12
3.18. Employee Matters	12
3.19. Benefit Plans	13
3.20 Environmental Matters	14
3.21. Transactions with Affiliates	14
3.22. Investment Company Act	15
3.23. Finders and Brokers	15
3.24. Certain Business Practices	15
3.25. Business Insurance	15
3.26. Top Suppliers
3.27. Independent Investigation	16

Article Iv. representations and warranties of THE COMPANY	16

4.1. Organization and Standing	16
4.2. Authorization; Binding Agreement	16
4.3. Capitalization	17
4.4. Subsidiaries	17
4.5. Governmental Approvals	17
4.6. Non-Contravention	18
4.7. Financial Statements	18
4.8. Absence of Certain Changes	19
4.9. Compliance with Laws	19
4.10. Company Permits	19

i

4.11. Litigation	19
4.12. Material Contracts	20
4.13. Intellectual Property	21
4.14. Taxes and Returns	22
4.14(m). Real Property	24
4.16. Personal Property	24
4.17. Title to and Sufficiency of Assets	25
4.18. Employee Matters	25
4.19. Benefit Plans	26
4.20. Environmental Matters	26
4.21. Transactions with Related Persons	27
4.22. Business Insurance	28
4.23. Top Customers and Suppliers	28
4.24 Certain Business Practices	28
4.25 Investment Company Act	29
4.26. Finders and Brokers	29
4.27. No Subsidiaries.	29
4.28. Information Supplied	29
4.29. Independent Investigation	29

Article v. representations and warranties of THE SELLER	30

5.1. Organization and Standing	30
5.2. Authorization; Binding Agreement	30
5.3. Ownership	30
5.4. Governmental Approvals	30
5.5. Non-Contravention	30
5.6. No Litigation	31
5.7. Finders and Brokers	31
5.8. Information Supplied	31
5.9. Independent Investigation	31

ARTICLE V. COVENANTS OF THE COMPANY	31

6.1. Conduct of the Company	31
6.2. No Solicitation by the Company; Alternative Company Transaction	33
6.3. Additional Financial Information	34

Article VIi. COVENANTS OF BUYER	35

7.1. Conduct of Buyer	35
7.2. No Solicitation by Buyer	37

ARTICLE VIii. OTHER AGREEMENTS OF the PARTIES	39

8.1. Access to Information	39
8.2. Litigation Support	39
8.3. No Trading	39
8.4. Efforts	39
8.5. Further Assurances	40
8.6. The Registration Statement	40
8.7. Listing and Reporting Matters	42
8.8. Public Announcements	42
8.9. Confidential Information	42
8.10. Access to Information; Confidentiality	43
8.11. Indemnification of Directors and Officers; Tail Insurance	44
8.12. Transfer Taxes	44
8.13. Delivery of Audited Company Financial Statements	44
8.14. Obligations Regarding Exchangeable Shares	45

ii

Article ix. Conditions precedent	46

9.1. Conditions to Each Party’s Obligation to Effect the Transaction	46
9.2. Conditions to Obligation of the Company, Parent and the Seller	46
9.3 Exclusive Remedies	48
9.4. Frustration of Closing Conditions	50

Article x. Termination and amendment	50

10.1. Termination	50
10.2. Effect of Termination	52

ARTICLE XI. INDEMNIFICATION	53

11.1. Survival	53
11.2 Indemnification of the Buyer Indemnitees
11.3 Certain Limitations
11.4. Indemnification Procedures
11.5. Indemnification Payments
11.6. Buyer Representative

aRTICLE xii. WAIVERs And releases	53

12.1. Release and Covenant Not to Sue	53

aRTICLEXIII. MISCELLANEOUS	53

13.1 Notices	53
13.2. Binding Effect; Assignment	55
13.3. Third Parties	55
13.4. Governing Law; Jurisdiction	55
13.5. WAIVER OF JURY TRIAL	55
13.6. Specific Performance	56
13.7. Severability	56
13.8. Amendment	56
13.9. Waiver	56
13.10. Entire Agreement	56
13.11. Interpretation	57
13.12. Counterparts	57
13.13. Fees and Expenses	57

aRTICLE XIV DEFINITIONS	57

14.1. Certain Definitions	57
14.2. Section References	65

iii

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of February 11, 2026, by and among (i) Onconetix, Inc., a Delaware corporation (“Buyer”), (ii) Realbotix Corp., a company existing under the laws of the Province of Ontario (“Parent”), (iii) Simulacra Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the “Seller”), and (iv) Realbotix, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Seller (the “Company”). Buyer, Parent, the Company and the Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in Article XIV hereof.

RECITALS:

WHEREAS, the Seller owns 100% of the issued and outstanding equity interests of the Company (collectively, the “Company Interests”);

WHEREAS, subject to and upon the terms and conditions set forth in this Agreement, the Seller desires to transfer to Buyer, and Buyer desires to acquire from the Seller, the Company Interests in exchange for shares of Buyer Common Stock, resulting in the Company becoming a direct wholly-owned subsidiary of Buyer, on the terms and conditions set forth herein (the “Share Exchange” and the other transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, (i) Buyer’s receipt of the Company Interests be treated shall transfer all of the Company’s assets, and (ii) the transfer of the Company Interests by the Seller to Buyer in exchange for shares of Buyer Common Stock qualify as a tax-free exchange under Section 351(a) of the Code;

WHEREAS, the Parties desire that following the Transactions, Buyer will own 100% of the issued and outstanding Company Interests;

WHEREAS, prior to or concurrently with the Closing, Parent and the Seller will enter into lock-up agreements with Buyer and the Company, in a form to be reasonably agreed upon by the Parties (the “Lock-Up Agreement”), which Lock-Up Agreement shall become effective as of the Closing and provide that Parent and the Seller shall not transfer the Exchange Shares until ninety (90) days following the date of Closing subject to certain customary exceptions;

WHEREAS, prior to or concurrently with the Closing, certain members of the Management Team will enter into non-competition and non-solicitation agreements in favor of Buyer and the Company, in a form to be reasonably agreed upon by the Parties (the “Non-Competition and Non-Solicitation Agreements”), which Non-Competition and Non-Solicitation Agreements shall become effective as of the Closing;

WHEREAS, promptly following the date hereof, Buyer intends to enter into employment agreements with certain members of the Management Team (collectively, the “Employment Agreements”), each of which shall be mutually satisfactory between the Buyer and the applicable individual, and in each case to take effect contingent and effective upon the Closing;

WHEREAS, the board of directors of Parent has (a) determined that it is fair, advisable and in the best interests of Parent and its stockholders to enter into this Agreement and consummate the Transactions, and (b) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Buyer (the “Buyer Board”) has (a) determined that it is fair, advisable and in the best interests of Buyer and its stockholders to enter into this Agreement and consummate the Transactions, (b) approved the execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions, all upon the terms and subject to the conditions set forth herein and (c) determined to recommend to the Buyer’s stockholders a vote in favor of the Stockholder Approval Matters at a special meeting of Buyer’s stockholders to be called and held for such purpose; and

WHEREAS, the board of directors of the Seller has (a) determined that it is fair, advisable and in the best interests of the Seller and its members to enter into this Agreement and consummate the Transactions, and (b) approved the execution, delivery and performance by the Seller of this Agreement and the consummation of the Transactions, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
SHARE EXCHANGE

1.1 Exchange of the Company Interests. At the Closing, upon the terms and subject to the conditions of this Agreement, the Seller shall contribute, transfer, convey, assign and deliver to Buyer, and Buyer shall acquire and accept from the Seller, all of the issued and outstanding equity interests of the Company (the “Company Interests”), free and clear of all Liens (other than those imposed by applicable securities Laws and those incurred by Buyer).

1.2 Exchange Consideration. Subject to and upon the terms and conditions of this Agreement, in full consideration for the contribution of the Company Interests, Buyer shall issue shares of Buyer Common Stock (the “Exchange Shares”) such that immediately after such issuance, Seller will own a percentage of the Fully Diluted Shares of Buyer immediately following the Closing as set forth below (the “Exchange Consideration”):

(a) If Net Cash is greater than or equal to $12.5 million but less than $15.0 million, Seller will own 90% of the Fully Diluted Shares of the Buyer immediately following the Closing;

(b) If Net Cash is greater than or equal to $15.0 million but less than $18.0 million, Seller will own 85% of the Fully Diluted Shares of the Buyer immediately following the Closing;

(c) If Net Cash is greater than or equal to $18.0 million but less than $20.0 million, Seller will own 80% of the Fully Diluted Shares of the Buyer immediately following the Closing;

(d) If Net Cash is greater than or equal to $20.0 million, Seller will own 75% of the Fully Diluted Shares of the Buyer immediately following the Closing.

1.3 Surrender of the Company Securities.

(a) At the Closing, Buyer shall cause the Exchange Shares comprising the Exchange Consideration to be issued to the Seller in exchange for the Company Interests.

(b) At the Closing, the Seller will transfer to, and register in the name of, Buyer any certificates representing the Company Interests (“Company Certificates”), along with applicable share power or transfer forms reasonably acceptable to Buyer.

(c) Notwithstanding anything to the contrary contained herein, no fractional Exchange Shares will be issued by Buyer by virtue of this Agreement or the Transactions, and the number of Exchange Shares issuable to the Seller shall be rounded up to the nearest whole number of Exchange Shares.

1.4 Conversion of Company Convertible Securities. Prior to the Share Exchange, the holders of Company Convertible Securities shall exercise all of their rights to receive Company Interests pursuant to the Company Convertible Securities for Company Interests at the applicable conversion ratio as set forth in the Company Convertible Securities (the “Company Convertible Securities Conversion”). Following the Company Convertible Securities Conversion, all Company Convertible Securities shall be canceled or terminated, as applicable, shall no longer be outstanding and shall cease to exist, no payment or distribution shall be made with respect thereto and each holder of Company Convertible Securities shall thereafter cease to have any rights with respect to such securities.

1.5 Seller Consent. The Seller, as a member or other security holder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. The Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Seller as may be required (and shall, if applicable, operate as a written member resolution of the Company) pursuant to the Company’s Organizational Documents, any other agreement in respect of the Company to which the Seller is a party or bound and all applicable Laws.

1.6 Termination of Certain Agreements. Without limiting the provisions of Section 12.1, the Company, Parent and the Seller hereby agree that, effective at the Closing, (a) any members’, voting or similar agreement among the Company, Parent and the Seller with respect to the Company Interests, and (b) any registration rights agreement between the Company and its members, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, the Seller and the Company hereby waive any obligations of such parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the Transactions and the Ancillary Documents, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

Article II
CLOSING

2.1 Closing. The consummation of the Transactions (the “Closing”) shall take place remotely via the electronic exchange of signatures, promptly (but in no event later than three (3) Business Days) following the satisfaction or waiver of the conditions to Closing set forth in this Agreement at 10:00 a.m. New York time, or at such other date, time or place as Buyer and the Company may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by e-mailed PDF files.

2.2 Post-Closing Board of Directors. The Parties shall take all necessary action, including causing directors of Buyer to resign, so that following the Closing, Buyer’s board of directors (the “Post-Closing Buyer Board”) will consist of five (5) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Buyer Board (i) one (1) individual that is designated by Buyer prior to the Closing who will be reasonably acceptable to the Company (the “Buyer Directors”), and (ii) four (4) individuals that are designated by the Company prior to the Closing who will be reasonably acceptable to Buyer (the “Company Directors”). At least three (3) members of the Post-Closing Buyer Board shall be “independent directors” within the meaning of the Nasdaq rules, which shall include the Buyer Director and at least two of the Company Directors.

2.3 Buyer Executive Officers. Buyer shall take all necessary action (including by passing the appropriate resolutions to the extent necessary, to be effective immediately following the Closing, and by securing or causing to be delivered to Buyer (with evidence thereof to be provided to the Company) the resignations of such then-serving officers of the Buyer as determined in Company’s sole discretion) to cause the officers of Buyer as of the Closing to be the individuals determined in the Company’s sole discretion.

Article III
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in (i) the disclosure schedules delivered by Buyer to the Company and the Seller on the date hereof (the “Buyer Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports (as defined below) that are available on the SEC’s website through EDGAR, Buyer represents and warrants to the Seller and the Company as follows:

3.1 Organization and Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 3.12 lists all jurisdictions in which any Buyer Company does business. Buyer has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Buyer is not in violation of any provision of its Organizational Documents.

3.2 Authorization; Binding Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Buyer Board and (b) other than the Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Buyer is a party shall be when delivered, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitations or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of Buyer is required to be obtained or made in connection with the execution, delivery or performance by Buyer of this Agreement and each Ancillary Document to which it is a party or the consummation by Buyer of the transactions contemplated hereby and thereby, other than (a) pursuant to any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), (b) such filings as are expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on Buyer.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by Buyer of this Agreement and each Ancillary Document to which it is a party, the consummation by Buyer of the transactions contemplated hereby and thereby, and the compliance by Buyer with any of the provisions hereof and thereof, shall not (a) conflict with or violate any provision of Buyer’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Buyer or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Buyer under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Buyer under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Buyer Material Contract, except for any deviations from the foregoing clause (c) that would not reasonably be expected to have a Material Adverse Effect on Buyer.

3.5 Capitalization.

(a) Buyer is authorized to issue 250,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share. Schedule 3.5(a) sets forth the complete capitalization of Buyer and lists all Buyer Securities issued and outstanding as of the date hereof. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party. None of the outstanding Buyer Securities have been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Buyer or (B) obligating Buyer to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating Buyer to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Except as set forth in Schedule 3.5(b), there are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any shares of Buyer or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no stockholders’ agreements, voting trusts or other agreements or understandings to which Buyer is a party with respect to the voting of any Buyer Securities.

(c) All Indebtedness of Buyer as of the date of this Agreement is disclosed on Schedule 3.5(c). Except as set forth on Schedule 3.5(c), no Indebtedness of Buyer contains any restriction upon (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by Buyer, (iii) the ability of Buyer to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

3.6 Subsidiaries. Schedule 3.6 sets forth the name of each Subsidiary of Buyer, and with respect to each Subsidiary, (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of Buyer are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Buyer Companies, free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which Buyer or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of Buyer other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of Buyer is a party or which are binding upon any Subsidiary of Buyer providing for the issuance or redemption of any equity interests of any Subsidiary of Buyer. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of Buyer. No Subsidiary of Buyer has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Buyer Company. Except for the equity interests of the Subsidiaries listed on Schedule 3.6, Buyer does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth on Schedule 3.6, no Buyer Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Buyer Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.7 SEC Filings and Buyer Financials.

(a) Except as set forth on Schedule 3.7, Buyer, since January 1, 2023, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Buyer with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Buyer has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Buyer’s Annual Reports on Form 10-K for each fiscal year of Buyer beginning with the first year Buyer was required to file such a form, (ii) Buyer’s Quarterly Reports on Form 10-Q for each fiscal quarter that Buyer filed such reports to disclose its quarterly financial results in each of the fiscal years of Buyer referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”), and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Buyer Common Stock is listed on Nasdaq, (B) there are no Actions pending or, to the Knowledge of Buyer, threatened, against Buyer by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Buyer Securities on Nasdaq, (C) such Buyer Securities are in compliance with all of the applicable corporate governance rules of Nasdaq, and (D) except as set forth on Schedule 3.7(a)(D), the Buyer is, and has at all times been, in good standing with Nasdaq, and no notice has been received by the Buyer, nor to the Buyer’s knowledge has any action been taken or threatened, by Nasdaq to delist the Buyer’s Common Stock or to commence any proceedings related thereto.

(b) The financial statements and notes of Buyer contained or incorporated by reference in the SEC Reports (the “Buyer Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Buyer’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Buyer’s management has completed an assessment of the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report that is a periodic report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

3.8 Absence of Certain Changes. Since January 1, 2023, except as set forth on Schedule 3.8, each Buyer Company has conducted its business only in the ordinary course of business consistent with past practice and has not been subject to a Material Adverse Effect.

3.9 Compliance with Laws. Except as set forth on Schedule 3.9, no Buyer Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Buyer Company received, since January 1, 2023, any written or, to the Knowledge of Buyer, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

3.10 Permits. Each Buyer Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Buyer Company), holds all material Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Buyer Permits”) except where the failure to have any of such Buyer Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Buyer Permits are listed on Schedule 3.10. All of the Buyer Permits are in full force and effect, and no suspension or cancellation of any of Buyer Permits is pending or, to Buyer’s Knowledge, threatened. No Buyer Company is in violation in any material respect of the terms of any Buyer Permit, and no Buyer Company has received any written or, to the Knowledge of Buyer, oral notice of any Actions relating to the revocation or modification of any Buyer Permit.

3.11 Litigation. Except as described on Schedule 3.11, there is no (a) Action of any nature currently pending or, to Buyer’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to Buyer’s Knowledge, threatened since January 1, 2023); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2023, in either case of (a) or (b) by or against any Buyer Company, its current or former directors or officers (provided, that any litigation involving the directors or officers of a Buyer Company must be related to Buyer Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 3.11, if finally determined adverse to the Buyer Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Buyer Company. Since January 1, 2023, none of the current or former officers, senior management or directors of any Buyer Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.12 Material Contracts

(a) Schedule 3.12(a) sets forth a true, correct and complete list of, and Buyer has made available to the Company (including written summarizes of each oral Contact), true, correct and complete copies of, each Contract to which any Buyer Company is a party or by which any Buyer Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 3.12(a), a “Buyer Material Contract”) that:

(i) contains covenants that limit the ability of any Buyer Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Buyer Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Buyer Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Buyer Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Buyer Companies under such Contract or Contracts of at least $100,000 per year or $500,000 in the aggregate (other than each employment, management, service or consulting agreement);

(viii) obligates the Buyer Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between any Buyer Company and any directors, officers, managers, employees, trustees or beneficiaries of a Buyer Company or any of its Affiliates or any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) (other than at-will employment arrangements and restrictive covenants agreements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements;

(x) obligates the Buyer Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xi) relates to a material settlement under which any Buyer Company has outstanding obligations (other than customary confidentiality obligations); or

(xii) provides another Person (other than another Buyer Company or any manager, director or officer of any Buyer Company) with a power of attorney.

(b) With respect to each Buyer Material Contract: (i) such Buyer Material Contract is valid and binding and enforceable in all respects against the Buyer Company party thereto and, to the Knowledge of Buyer, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Buyer Material Contract; (iii) no Buyer Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Buyer Company, or permit termination or acceleration by the other party thereto, under such Buyer Material Contract; (iv) to the Knowledge of Buyer, no other party to such Buyer Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Buyer Company, under such Buyer Material Contract; (v) no Buyer Company has received written or, to the Knowledge of Buyer, oral notice of an intention by any party to any such Buyer Material Contract to terminate such Buyer Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Buyer Company in any material respect; and (vi) no Buyer Company has waived any rights under any such Buyer Material Contract.

3.13 Intellectual Property.

(a) Schedule 3.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, Copyright registrations and applications and registered Internet Assets owned or licensed by a Buyer Company or otherwise used or held for use by a Buyer Company in which a Buyer Company is the owner, applicant or assignee (“Buyer Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Buyer Company. Schedule 3.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Buyer IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” Software agreements and other agreements for Software commercially available on reasonable terms to the public generally with licence, maintenance, support and other fees of less than one hundred thousand dollars ($100,000) per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Buyer IP Licenses” as that term is used herein), under which a Buyer Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Buyer Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all material Intellectual Property currently used, licensed or held for use by such Buyer Company, and previously used or licensed by such Buyer Company, except for the Intellectual Property that is the subject of Buyer IP Licenses. Except as set forth on Schedule 3.13(a)(iii), all Buyer Registered IP is owned exclusively by the applicable Buyer Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Buyer Registered IP.

(b) All registration and maintenance fees relating to the Intellectual Property have been paid when due. Each Buyer Company has performed all material obligations imposed on it in Buyer IP Licenses, has made all payments required to date, and such Buyer Company is not, nor, to the Knowledge of Buyer, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of Buyer, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Buyer Companies of the Intellectual Property that is the subject of Buyer IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Buyer Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Buyer Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) No Action is pending or, to Buyer’s Knowledge, threatened against a Buyer Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Buyer Companies. No Buyer Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Buyer Company, nor to the Knowledge of Buyer is there a reasonable basis therefor. There are no Orders to which any Buyer Company is a party or its otherwise bound that (i) restrict the rights of a Buyer Company to use, transfer, license or enforce any Intellectual Property owned by a Buyer Company, (ii) restrict the conduct of the business of a Buyer Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Buyer Company. To Buyer’s Knowledge, no Buyer Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Buyer Company or, to the Knowledge of Buyer, otherwise in connection with the conduct of the respective businesses of the Buyer Companies. To Buyer’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Buyer Company (“Buyer IP”) in any material respect.

(d) All employees and independent contractors of a Buyer Company have assigned to the Buyer Companies all Intellectual Property (including but not limited to inventions, and in each case including the unrestricted right of use) developed by such employees and independent contractors in the performance of services for a Buyer Company by such Persons (without further payment or royalty) other than to the extent ownership of such Intellectual Property would otherwise vest in the applicable Buyer Company by operation of law. No current or former officers, employees or independent contractors of a Buyer Company have claimed any ownership interest in any Intellectual Property owned by a Buyer Company. To the Knowledge of Buyer, there has been no violation of a Buyer Company’s policies or practices related to protection of Buyer IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Buyer Company. To Buyer’s Knowledge, none of the employees of any Buyer Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Buyer Companies, or that would materially conflict with the business of any Buyer as presently conducted or contemplated to be conducted. Each Buyer Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Buyer IP to the extent such Buyer IP derives value from the secrecy and/or confidentiality thereof.

(e) To the Knowledge of Buyer, no Person has obtained unauthorized access to confidential third-party information and data in the possession of a Buyer Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. To Buyer’s Knowledge, each Buyer Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To Buyer’s Knowledge, the operation of the business of the Buyer Companies has not and does not violate any right to privacy or publicity of any third party, or constitute unfair competition or trade practices under applicable Law. The Buyer has taken adequate precautions to protect, document and safeguard all trade secrets, know-how, confidential information, customer lists, software, technical information, data and process technology that relate to the business of the Buyer.

(f) The consummation of any of the Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Buyer Company, or (ii) any Buyer IP License. Following the Closing, Buyer shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Buyer Companies’ rights under such Contracts or Buyer IP Licenses to the same extent that the Buyer Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Buyer Companies would otherwise be required to pay in the absence of such Transactions.

3.14 Taxes and Returns. Except as set forth on Schedule 3.14:

(a) Each Buyer Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Buyer Financials have been established, have been timely paid, collected or withheld. Each Buyer Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of Buyer, threatened Action against a Buyer Company by a Governmental Authority in a jurisdiction where a Buyer Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Buyer Company is being audited by any Tax authority and has not been notified in writing or, to the Knowledge of Buyer, orally by any Tax authority that any such audit is contemplated or pending. To the Knowledge of Buyer, there are no claims, assessments, audits, examinations, investigations or other Actions pending against a Buyer Company in respect of any Tax, and no Buyer Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in Buyer Financials have been established).

(d) There are no Liens with respect to any Taxes upon a Buyer Company’s assets, other than Permitted Liens.

(e) No Buyer Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Buyer Company for any extension of time within which to file any material Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than an extension resulting from having received an automatic extension of time to file the applicable Tax Return not requiring the approval of any Governmental Authority).

(f) No Buyer Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) No Buyer Company has engaged in any (i) “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2), (ii) “listed transaction,” or (iii) transaction, a “significant” purpose of which is the avoidance or evasion of U.S. federal income Tax, within the meaning of Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder.

(h) No Buyer Company has any Liability for the Taxes of another Person (other than another Buyer Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Buyer Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on a Buyer Company with respect to any period following the Closing Date.

(i) No Buyer Company has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) No Buyer Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Buyer is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions; or (ii) is or ever has been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Buyer is or was the common parent corporation.

(k) To the Knowledge of Buyer, no stockholder of Buyer is subject to a binding commitment or has otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Buyer received by it pursuant to this Agreement, or take any other action that would be reasonably likely to prevent the Share Exchange from qualifying as a transaction described in Section 351 of the Code.

(l) No Buyer Company, nor any of the respective Affiliates of any such Persons, have taken or have agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

3.15 Real Property.

(a) Schedule 3.15(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Buyer Company for the operation of the business of a Buyer Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Buyer Real Property Leases”), as well as the current annual rent and term under each Buyer Real Property Lease. Buyer has provided to the Company a true and complete copy of each of the Buyer Real Property Leases, and in the case of any oral Buyer Real Property Lease, a written summary of the material terms of such Buyer Real Property Lease. The Buyer Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of Buyer, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Buyer Company or any other party under any of Buyer Real Property Leases, and no Buyer Company has received notice of any such condition. No Buyer Company has made any changes to any Buyer Real Property Leases that will require material payments by a Buyer Company at termination of the lease to restore the leased premises to their original conditions.

(b) Schedule 3.15(b) contains a complete and accurate list of all property owned by a Buyer Company (“Buyer Owned Real Property”), including the name of the record owner of each Buyer Owned Real Property. No Buyer Company is a lessor, sublessor or grantor under any lease, sublease, Consent, license or other instrument granting to another Person any right to the possession, use, occupancy or enjoyment of the Buyer Owned Real Property.

(c) All certificates of occupancy, Permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other Person having jurisdiction over the Buyer Owned Real Property that are required or appropriate to use or occupy the Buyer Owned Real Property or to operate the Buyer’s business as currently conducted thereon, have been issued and are in full force and effect. Buyer has not received any written notice from any Governmental Authorities of any violations of any federal, state, county or municipal Law, ordinance, Order, regulation or requirement affecting the Buyer Companies, the Leased Real Property or the Buyer Owned Real Property or the ability of the Seller and the Buyer Companies to consummate the Transactions. Buyer Companies have not received any written notice that any insurance policy held by or on behalf of the Buyer Companies relating to or affecting the Buyer Owned Real Property or Buyer Real Property Leases is not in full force and effect and the Company has not received any written notice of default that remains uncured or notice terminating or threatening to terminate any such insurance policy.

3.16 Personal Property. Material items of equipment and other tangible assets owned by or leased to a Buyer Company are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Buyer Companies. The operation of each Buyer Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than a Buyer Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Buyer Company.

3.17 Title to and Sufficiency of Assets. Each Buyer Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the Buyer Interim Balance Sheet. The assets (including Intellectual Property rights and contractual rights) of the Buyer Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Buyer Companies as now conducted or that are used or held by the Buyer Companies for use in the operation of the businesses of the Buyer Companies, and, taken together, are adequate and sufficient for the operation of the businesses of the Buyer Companies as currently conducted.

3.18 Employee Matters.

(a) No Buyer Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other labor agreements and Buyer has no Knowledge of any activities or proceedings of any labor union to organize or represent such employees. There has not occurred or, to the Knowledge of Buyer, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such Buyer Company employees. There are no unresolved labor Actions (including unresolved grievances and age or other discrimination claims) that are pending or, to the Knowledge of Buyer, threatened, between any Buyer Company and Persons employed by or providing services as independent contractors to a Buyer Company. No current officer or employee of a Buyer Company has provided any Buyer Company written or, to the Knowledge of Buyer, oral, notice of his or her current plan to terminate his or her employment with any Buyer Company.

(b) Each Buyer Company (i) is and has been in compliance for the past three (3) years in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of Buyer, oral notice that there is any pending Action involving unfair labor practices against a Buyer Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of Buyer, threatened against a Buyer Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) (A) no employee is a party to a written employment Contract with a Buyer Company and each is employed “at will,” and (B) the Buyer Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Buyer Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to Buyer’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(d) Each independent contractor has entered into customary covenants regarding confidentiality in such Person’s agreement with a Buyer Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Buyer Company to pay severance or a termination fee.

3.19 Benefit Plans.

(a) Set forth on Schedule 3.19(a) is a true and complete list of each Benefit Plan that is maintained, contributed to, required to be contributed to, or sponsored by Buyer or any Buyer Company for the benefit of any current or former employee, officer, director or consultant, or under which Buyer or any Buyer Company has any material liability (each, a “Buyer Benefit Plan”).

(b) With respect to each Buyer Benefit Plan, Buyer has made available to the Company accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any Buyer Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; (iii) the most recent summary plan description; (iv) a copy of the most recently filed Form 5500 annual report and accompanying schedules, (v) copy of the most recently received IRS determination, opinion or advisory letter; (vi) the three (3) most recent nondiscrimination testing reports, safe harbor notices and automatic enrollment notices, as applicable and (vii) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which a Buyer Company has any outstanding Liability or obligation.

(c) With respect to each Buyer Benefit Plan: (i) such Buyer Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) to the Knowledge of Buyer no breach of fiduciary duty has occurred; (iii) no Action is pending, or to Buyer’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Buyer Benefit have in all material respects been timely made.

(d) No Buyer Company has any commitment to modify, change or terminate any Buyer Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(e) None of the Buyer Benefit Plans is or has at any time during the past six (6) years been, nor does any Buyer Company or any ERISA Affiliate (as defined below) have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, (iv) a multiple employer welfare arrangement under ERISA, or (v) a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with any Buyer Company is a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(f) No Buyer Company is a party to any agreement, contract, arrangement or Buyer Benefit Plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provisions of state, local or non-U.S. law), or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding or similar provisions of state, local or non-U.S. law).

3.20 Environmental Matters.

(a) Each Buyer Company, and any real property currently or formerly owned, leased or otherwise occupied by each Buyer Company, is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to Buyer’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to Buyer’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Buyer Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Buyer Company has assumed, contractually or by operation of Law, any Environmental Liabilities or other obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to Buyer’s Knowledge, threatened, against any Buyer Company or any assets of a Buyer Company alleging either or both that a Buyer Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Environmental Liability.

(d) No Buyer Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, except in material compliance with Environmental Laws, and in any event, in a manner that has given or would reasonably be expected to give rise to any material Environmental Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Buyer Company or any property currently or formerly owned, operated, or leased by any Buyer Company or any property to which a Buyer Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Buyer Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Buyer Company or, to Buyer’s Knowledge, previously owned, operated, or leased property of a Buyer Company relating to the business or operations of the Buyer Company pending or, to Buyer’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of Buyer, there is not located at any of the currently owned or leased properties of a Buyer Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) Buyer has provided to the Company all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Buyer Company.

(h) The representations and warranties in this section are the Buyer Companies’ sole and exclusive representations and warranties regarding Environmental Laws.

3.21 Transactions with Related Persons. Except as set forth on Schedule 3.21, to the knowledge of Buyer, since January 1, 2023, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K.

3.22 Investment Company Act. Buyer is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.23 Finders and Brokers. Except as set forth on Schedule 3.23, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer, the Buyer Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

3.24 Certain Business Practices.

(a) Neither Buyer, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since January 1, 2023, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Buyer or assist it in connection with any actual or proposed transaction.

(b) The operations of Buyer are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Buyer with respect to any of the foregoing is pending or, to the Knowledge of Buyer, threatened.

(c) None of Buyer or any of its directors or officers, or, to the Knowledge of Buyer, any other Representative acting on behalf of Buyer, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Buyer has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.25 Business Insurance.

(a) Schedule 3.25(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Buyer Company relating to a Buyer Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Buyer Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Buyer Company has any self-insurance or co-insurance programs. Since January 1, 2023, no Buyer Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 3.25(b) identifies each individual insurance claim in excess of $50,000 made by a Buyer Company since January 1, 2023. Each Buyer Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Buyer Companies. To the Knowledge of Buyer, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Buyer Company has made any claim against an insurance policy as to which the insurer is denying coverage.

3.26 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company, Parent and the Seller set forth in this Agreement (including the related portions of the Company Disclosure Schedules (as defined below)) and in any certificate delivered to Buyer pursuant hereto, and the information provided by or on behalf of the Company or the Seller for the Registration Statement; and (b) none of Parent, the Company or the Seller or their respective Representatives have made any representation or warranty as to the Company or the Seller, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Buyer pursuant hereto.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANy

Except as set forth in the disclosure schedules delivered by the Company to Buyer on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Buyer as follows:

4.1 Organization and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to Buyer accurate and complete copies of the Organizational Documents of the Company, each as amended to date and as currently in effect. The Company is in compliance with the provisions of its Organizational Documents in all material respects.

4.2 Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of managers and members of the Company in accordance with the Company’s Organizational Documents, the laws of its jurisdiction of incorporation or formation, any other applicable Law and any Contract to which the Company or any of its members are party or bound and (b) no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) The Company Interests are solely held by the Seller, and there are no other issued equity interests of the Company or rights to acquire equity interests of the Company. Prior to giving effect to the Transactions, the Seller is the legal (registered) and beneficial owner of all of the issued and outstanding equity interests of the Company, all of which Company Interests are owned by the Seller free and clear of any Liens other than those imposed under the Company’s Organizational Documents and applicable securities Laws. After giving effect to the Share Exchange, Buyer shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than those imposed under the Company’s Organizational Documents and applicable securities Laws. All of the issued membership interests, other equity interests and Convertible Securities of the Company have been duly authorized, are fully paid and non-assessable (meaning no further payments are due by the respective holder) and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of its jurisdiction of incorporation or formation, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its interests or other equity interests in treasury.

(b) The Company does not maintain any equity incentive plans. Schedule 4.3(b) sets forth the beneficial and record owners of all outstanding Company Convertible Securities (if any) prior to the Share Exchange, and except as set forth on Schedule 4.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its members are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its interests or securities, nor has the Company granted any registration rights to any Person with respect to its interests. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions, no interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) All Indebtedness of the Company as of the date of this Agreement is disclosed on Schedule 4.3(c). No Indebtedness of the Company contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by the Company, (iii) the ability of the Company to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

(d) Since January 1, 2023, the Company has not declared or paid any distribution or dividend in respect of its interests and has not repurchased, redeemed or otherwise acquired any interests in the capital of the Company, and the board of managers of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. The Company does not have any Subsidiaries and does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. The Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Company or its ability to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in case of clause (c), as would not individually or in the aggregate reasonably be expected to be material to the Company or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

4.7 Financial Statements.

(a) The Company has made available to the Buyer the Company’s internally prepared unaudited consolidated balance sheets as of September 3, 2025 and the related statements of operations for fiscal year-ended September 30, 2025, each of which are attached as Section 4.7(a) of the Company Disclosure Schedules.

(b) As used herein, the term “Company Financials” means the audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheet of the Company as of December 31, 2025 (the “Company Balance Sheet”; such date, the “Company Balance Sheet Date”), and as of December 31, 2024, and the related audited income statements, changes in shareholder equity and statements of cash flows for the years then ended (the “Audited Company Financials”). The Audited Company Financials will, when delivered (x) have been prepared from the books and records of the Company as of the times and for the periods referred to therein, (y) have been prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements will exclude the footnote disclosures and other presentation items required for GAAP and will exclude year-end adjustments which will not be material in amount), and (z) be complete and correct and fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods to be indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c) The Parent maintains accurate books and records reflecting the Company’s assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. Since January 1, 2023, neither the Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(d) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 4.7(c). Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on their respective properties or assets.

(e) The Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company as of the Company Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(f) All financial projections with respect to the Company that were delivered by or on behalf of the Company to Buyer or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

4.8 Absence of Certain Changes. Since January 1, 2023, except as set forth on Schedule 4.8 or for actions expressly contemplated by this Agreement, since January 1, 2023, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. The Company is not and has not been in material conflict or material non-compliance with, or in material default or violation of, and the Company has not received, since January 1, 2023, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Buyer true, correct and complete copies of any material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2023); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2023, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adverse to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. Since January 1, 2023, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to Buyer (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $100,000 per year or $500,000 in the aggregate (other than each employment, management, service or consulting agreement);

(viii) is with any Company Top Customer or Company Top Vendor;

(ix) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice and loans made to employees in the ordinary course of business in an amount not exceeding $25,000), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Company to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations); or

(xiii) provides another Person (other than another Company or any manager, director or officer of the Company) with a power of attorney.

(b) With respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) the Company is not in breach or default in any material respect, and no event has occurred that to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: all Patents and Patent applications, Trademarks and service mark registrations and applications, Copyright registrations and applications and registered Internet Assets owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company; Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) All registration and maintenance fees relating to the Intellectual Property have been paid when due. The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Company. The Company has not received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred (including any demands or offers to license any Intellectual Property rights from a third party), as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. To the Knowledge of the Company, the Company is neither currently infringing, nor has it, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

(d) All employees and independent contractors of the Company have assigned to the Company all Intellectual Property (including but not limited to inventions, and in each case including the unrestricted right of use) developed by such employees and independent contractors in the performance of services for the Company by such Persons (without further payment or royalty) other than to the extent ownership of such Intellectual Property would otherwise vest in the applicable the Company by operation of law. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of the Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP to the extent such Company IP derives value from the secrecy and/or confidentiality thereof.

(e) To the Knowledge of the Company, no Person has obtained unauthorized access to confidential third-party information and data in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. The Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Company has not and does not violate any right to privacy or publicity of any third party, or constitute unfair competition or trade practices under applicable Law. The Company has taken adequate precautions to protect, document and safeguard all trade secrets, know-how, confidential information, customer lists, software, technical information, data and process technology that relate to the business of the Company.

(f) The consummation of any of the Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise all of its rights under such Contracts or Company IP Licenses to the same extent that it would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which it would otherwise be required to pay in the absence of such Transactions.

4.14 Taxes and Returns. Except as set forth on Schedule 4.14:

(a) The Company has timely filed all income and other material Tax Returns required to be filed by it (taking into account all available extensions), and all income and other material Tax Returns required to be filed by the Seller related to the ownership of the Company have been timely filed by the Seller. All such Tax Returns are true, accurate, correct and complete in all material respects. All Taxes with respect to the Company required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established, have been timely paid, collected or withheld. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is neither being audited by any Tax authority nor has it been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) The Company has neither made any change in accounting method (except as required by a change in Law) nor received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) The Company has not engaged in any (i) “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b), (ii) “listed transaction,” or (iii) transaction, a “significant” purpose of which is the avoidance or evasion of U.S. federal income Tax, within the meanings of Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder.

(h) The Company has complied with, and is currently in compliance with, all transfer pricing rules and regulations (including Section 482 of the Code and any comparable or similar provision of applicable Law). The Company has properly and timely documented their transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any comparable or similar provision of applicable Law. The Company is not a party to any advance pricing agreement or any similar Contract or agreement. The Company is not subject to any gain recognition agreement under Section 367 of the Code.

(i) The Company has not been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.

(j) The Company does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(k) The Company has neither requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l) The Company has neither (i) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Seller is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions; nor (ii) is it or has it ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Seller is or was the common parent corporation.

(m) The Company has since its inception been properly treated as a partnership or disregarded entity for U.S. federal income tax purposes.

(n) The Seller is not subject to a binding commitment and has not otherwise agreed to sell, exchange, transfer by gift or otherwise dispose of any of the shares of Buyer, or take any other action that would be reasonably likely to prevent the Share Exchange from qualifying as a transaction described in Section 351 of the Code.

(o) Neither the Company, nor any of the respective Affiliates of the Company, has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Share Exchange from qualifying as an exchange described in Section 351 of the Code.

(p) There are no actual or contingent Tax Liabilities of the Company in connection with (i) any acquisition of a company or any merger, de-merger or similar transaction involving the Company, or (ii) any shareholder loans or other transactions between the Company on the one hand and the Seller or any of its Affiliates on the other hand.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Buyer a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company has not made any changes to Company Real Property Leases that will require material payments by the Company at termination of the lease to restore the leased premises to their original conditions. The Company does not own any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, the Company. The Company has provided to Buyer a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such the Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, and (c) Liens specifically identified on the Company Balance Sheet. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and, taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted.

4.18 Employee Matters.

(a) The Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other Representative of any of the employees of the Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved labor Actions (including unresolved grievances and age or other discrimination claims) that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(b) Except as set forth in Schedule 4.18(b), the Company (i) is and has been for the past six (6) years in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. The Company has not received any report of any act or allegation of or relating to sex-based discrimination, sexual harassment, sexual misconduct, workplace harassment, or breach of any policy of the Company relating to the foregoing, in each case involving any employee, former employee or independent contractor or consultant, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor has any such action, settlement or other arrangement been proposed or, to the Company’s Knowledge, threatened.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date the employee’s name, job title or description, employer and location. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company and each is employed “at will”, and (B) the Company have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company does not have any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), every Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Buyer by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company, are bona fide independent contractors and not employees of a Buyer Company. Except as set forth on Schedule Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Buyer Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Foreign Plan of the Company (each, a “Company Benefit Plan”). Neither the Company nor any ERISA Affiliate has ever established, maintained, contributed to, or has or had any Liability with respect to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan, the Company has made available to Buyer accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any Company Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iv) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which the Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan (1) has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and (2) has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have in all material respects been timely made. The Company has neither incurred, nor will it incur in connection with the Transactions, any material Liability in connection with termination of, or withdrawal from, any Company Benefit Plan, except for customary administrative charges.

(d) To the extent applicable, the present value of the accrued benefit Liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit Liabilities or have been accrued in all material respects on the Company Financials.

(e) The Company is not, nor will be, obligated, whether under any Company Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code and no arrangement exists pursuant to which the Company or the Company will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax under Section 4999 on a payment to such Person.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) The Company and any real property currently or formerly owned, leased, or otherwise occupied, is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Environmental Permits required for its business and operations, no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Environmental Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Environmental Liability.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, except in material compliance with Environmental Laws, and in any event, in a manner that has given or would reasonably be expected to give rise to any material Environmental Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company relating to eh business or operations of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the currently owned or leased properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to Buyer all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

(h) The representations and warranties in this section are the Company’s sole and exclusive representations and warranties regarding Environmental Laws.

4.21 Transactions with Related Persons. Neither the Company nor any of its Related Persons is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). The Company does not have any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the Liabilities of the Company do not include any payable or other obligation or commitment to any Related Person. Schedule 4.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.21 that cannot be terminated upon sixty (60) days’ notice by the Company without cost or penalty.

4.22 Business Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Buyer. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company does not have any self-insurance or co-insurance programs. Since January 1, 2023, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company since January 1, 2023. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Top Customers and Suppliers. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of the twelve (12) months ended on December 31, 2025 and 2024, the ten (10) largest customers of the Company (the “Company Top Customers”) and the ten largest suppliers of goods or services to the Company (the “Company Top Vendors”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Company Top Vendor or Company Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Company Top Vendor or Company Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Company Top Vendor or Company Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Company Top Vendor or Company Top Customer, and (v) to the Company’s Knowledge, the consummation of the Transactions and the Ancillary Documents will not adversely affect the relationship of the Company with any Company Top Vendor or Company Top Customer.

4.24 Certain Business Practices.

(a) Neither the Company, nor any of its Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. Neither the Company, nor any of its Representatives acting on their behalf has directly or indirectly given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company or any of its respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Affiliate, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.25 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

4.26 Finders and Brokers. Except as set forth in Schedule 4.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

4.27 No Subsidies. The Company has not received any subsidies, aid or relief from any Governmental Authority or organization (including but not limited to Tax relief), which will be or may have to be repaid due to the execution or the consummation of the transactions contemplated by this Agreement or otherwise.

4.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Buyer’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any press release or other public statement or disclosure will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Buyer or its Affiliates.

4.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Buyer and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Buyer for the Registration Statement; and (b) none of Buyer or its Representatives have made any representation or warranty as to Buyer, except as expressly set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

Article V
REPRESENTATIONS AND WARRANTIES OF The Seller

Except as set forth in the Seller Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Seller hereby represents and warrants to the Company and Buyer as follows:

5.1 Organization and Standing. The Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization; Binding Agreement. The Seller has all requisite power, authority and legal right and, if an individual, capacity, to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions. No other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Seller or the Company are necessary to authorize the execution and delivery by the Seller of this Agreement and each Ancillary Document to which the Seller is a party or to consummate the transactions contemplated hereby and thereby.

5.3 Ownership. The Seller owns good, valid and marketable title to the Company Interests, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents or incurred by Buyer). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which the Seller is a party or by which the Seller is bound, with respect to the voting or transfer of any of the Company Interests other than this Agreement and the Company’s Amended and Restated Operating Agreement #1 made by the Seller dated July 30, 2019. Upon delivery of the Company Interests to Buyer on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Interests and good, valid and marketable title to such Company Interests, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

5.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Seller is required to be obtained or made in connection with the execution, delivery or performance by the Seller of this Agreement or any Ancillary Documents or the consummation by the Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of the Seller to consummate the Transactions.

5.5 Non-Contravention. The execution and delivery by the Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by the Seller of the transactions contemplated hereby and thereby, and compliance by the Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of the Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to the Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Seller under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the Seller is a party or the Seller or its properties or assets are otherwise bound, except for any deviations from the foregoing clause (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the Seller to consummate the Transactions.

5.6 No Litigation. There is no Action pending or, to the Knowledge of the Seller, threatened, nor any Order is outstanding, against or involving the Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Seller is or is required to be a party.

5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Seller or the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

5.8 Information Supplied. None of the information supplied or to be supplied by the Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Buyer’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Seller expressly for inclusion or incorporation by reference in any press release or other public statement or disclosure will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Buyer or its Affiliates.

5.9 Independent Investigation. The Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Buyer and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer for such purpose. The Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) and in any certificate delivered to the Seller pursuant hereto, and the information provided by or on behalf of Buyer for the Registration Statement; and (b) neither Buyer not its Representatives have made any representation or warranty as to Buyer, except as expressly set forth in this Agreement (including the related portions of the Buyer Disclosure Schedules) or in any certificate delivered to the Seller pursuant hereto.

Article VI

COVENANTS OF THE COMPANY

6.1 Conduct of the Company.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, except (w) as required by applicable Law, (x) as set forth in Section 6.1 of the Company Disclosure Schedules, (y) as otherwise expressly required or expressly permitted by this Agreement, or (z) as expressly consented to by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use its and their commercially reasonable efforts to conduct its business in the ordinary course of business in compliance in all material respects with all applicable Laws and use its and their commercially reasonable efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other Third Parties having material business relationships with the Company and (ii) keep available the services of the present directors, officers and employees of the Company; provided, however, that the failure to take any action prohibited by Section 6.1(b) shall not be a breach by the Company of the covenants and agreements set forth in this Section 6.1(a).

(b) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, except (A) as required by applicable Law, (B) as set forth in Section 6.1 of the Company Disclosure Schedules, or (C) as otherwise required or expressly permitted by this Agreement, without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) adopt or propose any change to its Organizational Documents;

(ii) (A) merge or consolidate with any other Person; (B) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or assets thereof or securities or property; or (C) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(iii) (A) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards or (B) engage in any hedging transaction with a third Person with respect to such securities, except, in each case of (A) and (B), pursuant to a Company Benefit Plan;

(iv) (A) split, combine or reclassify any interests; (B) amend any term or alter any rights of any of its outstanding Company Securities; (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any interests or other securities; or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities;

(v) terminate, suspend, abrogate, amend or modify any material Company Permit;

(vi) transfer, sell, lease, sublease, assign or otherwise dispose of any division of the Company or any material assets, securities or property;

(vii) make any material loans, advances or capital contributions to any other Person;

(viii) make or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(ix) terminate, waive or assign any material right under any Company Material Contract other than in the ordinary course of business;

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) establish any Subsidiary or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Company’s outside auditors;

(xiv) waive, release, assign, settle or compromise any claim, Action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations other than in the ordinary course of business consistent with past practice;

(xv) make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.1 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix) enter into any agreement, understanding or arrangement with respect to the voting of Company Interests;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxi) issue, sell or otherwise incur any indebtedness for borrowed money (including any debt securities) of the Company (or assume or guarantee any such indebtedness for which any other Person is the primary obligor (other than the Company)); or

(xxii) agree, commit or publicly propose to do any of the foregoing.

6.2 No Solicitation by the Company; Alternative Company Transaction.

(a) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as set forth in this Section 6.2, the Company shall, and shall cause its directors, officers, and employees, and shall use its commercially reasonable efforts to cause its and their respective Representatives to, (i) immediately cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, (ii) promptly request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and use commercially reasonable efforts to obtain the return or the destruction of such confidential information and (iii) immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as set forth in this Section 6.2, the Company shall not, and shall cause its directors, officers, and employees not to, and use commercially reasonable efforts to cause its and their other respective Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information outside of the ordinary course of business consistent with past practice with respect to existing bona fide commercial relationships without the intent of circumventing the foregoing restrictions) or knowingly encourage or induce the submission of any Company Acquisition Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Company Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or afford access to the business, officers, directors, employees, properties, assets, books or records of the Company to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that the Company knows is seeking to make, or has made, a Company Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, or (iii) enter into or participate in any discussions or negotiations with any Person (other than Buyer or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal.

(c) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event within one (1) Business Day) after its receipt of any Company Acquisition Proposal or any inquiry or request for discussions or negotiations regarding a Company Acquisition Proposal or information relating to the Company in connection with a Company Acquisition Proposal, notify Buyer (orally and in writing) of such Company Acquisition Proposal, inquiry or request (including providing the identity of the Person making or submitting such Company Acquisition Proposal, inquiry or request), and, (i) if it is in writing, a copy of such Company Acquisition Proposal, inquiry or request and any related draft agreements and (ii) if oral, a reasonably detailed written summary thereof, including the financial and other terms thereof, in each case including any modifications thereto. The Company shall notify Buyer in writing if the Company determines to begin providing information or to commence discussions or negotiations concerning a Company Acquisition Proposal, prior to providing any such information or commencing any such discussions or negotiations. The Company shall keep Buyer informed in all material respects on a prompt basis (and in any event within one (1) Business Day) with respect to any material development regarding the status or terms of any such Company Acquisition Proposal (including any change to the terms of any such Company Acquisition Proposal) or inquiry or request. The Company shall provide to Buyer as soon as practicable after receipt or delivery thereof (and in any event within one (1) Business Day) copies of all correspondence and other written materials sent by or provided to the Company or its Representatives to or from any Person making a Company Acquisition Proposal, as applicable, with respect to any material development regarding the status or terms of any such Company Acquisition Proposal.

(d) Notwithstanding the making of any Company Acquisition Proposal or anything in this Agreement to the contrary, until the termination of this Agreement (i) in no event may the Company enter into any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a Company Acquisition Proposal (other than a confidentiality agreement), and (ii) the Company shall otherwise remain subject to all of its obligations under this Agreement.

6.3 Additional Financial Information.

(a) The Company shall deliver the Audited Company Financials, audited by a PCAOB qualified auditor in accordance with PCAOB auditing standards to Buyer as soon as practicable after the date of this Agreement. The Audited Company Financials (i) shall be prepared in accordance with GAAP and (ii) shall fairly present, in all material respects, the financial position, results of operations, members’ deficit and cash flows of the Company. The Audited Company Financials (i) shall be (A) certified as audited in accordance with GAAP and the standards of the PCAOB by a PCAOB qualified auditor upon the filing of the initial Registration Statement, (B) shall contain an unqualified report of the Company’ auditors, and (C) shall be substantially identical in all material respects to the Company Financials from the same period and (iii) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

Article VII

COVENANTS OF BUYER

7.1 Conduct of Buyer.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, except (x) as required by applicable Law, (y) as set forth in Section 7.1 of the Buyer Disclosure Schedules or (z) as otherwise expressly required or expressly permitted by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to conduct its business in the ordinary course of business in compliance in all material respects with all applicable Laws and use its and their commercially reasonable efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other Third Parties having material business relationships with Buyer and its Subsidiaries; and (ii) keep available the services of the present directors, officers and employees of Buyer and its Subsidiaries; provided, however, that the failure to take any action prohibited by Section 7.1(b) shall not be a breach by Buyer or any of its Subsidiaries of the covenants and agreements set forth in this Section 7.1(a).

(b) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, except (A) as required by applicable Law, (B) as set forth in Section 7.1 of the Buyer Disclosure Schedules, (C) in connection with the Buyer Reverse Split or (D) as otherwise required or expressly permitted by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause each of its Subsidiaries not to:

(i) adopt or propose any change to its certificate of incorporation, bylaws or other Organizational Documents (whether by merger, consolidation or otherwise);

(ii) (A) merge or consolidate with any other Person; (B) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or assets thereof or securities or property; or (C) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(iii) (A) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards or (B) engage in any hedging transaction with a third Person with respect to such securities, except, in each case of (A) and (B), pursuant to a Buyer Benefit Plan;

(iv) (A) split, combine or reclassify any shares of its capital stock; (B) amend any term or alter any rights of any of its outstanding Buyer Securities; (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than dividends or distributions by a Subsidiary of Buyer to Buyer or a wholly owned Subsidiary of Buyer; or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Buyer or any Subsidiary of Buyer;

(v) terminate, suspend, abrogate, amend or modify any material Buyer Permit;

(vi) transfer, sell, lease, sublease, assign or otherwise dispose of any Subsidiary or any division thereof or of Buyer any assets, securities or property;

(vii) make any material loans, advances or capital contributions to any other Person;

(viii) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(ix) terminate, waive or assign any material right under any Buyer Material Contract other than in the ordinary course of business;

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) establish any Subsidiary or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) waive, release, assign, settle or compromise any claim, Action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Buyer or its Subsidiary) not in excess of $25,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations other than Liabilities incurred prior to the date of this Agreement;

(xiv) make capital expenditures in excess of $25,000 individually for any project (or set of related projects) or $100,000 in the aggregate;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $100,000 in the aggregate other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.1 during the Interim Period (provided, that this Section 7.1(b)(xvi) shall not prevent Buyer from incurring Liabilities or obligations necessary to pay fees, including registration or filing fees, to the SEC or Nasdaq, up to $100,000 individually or $500,000 in the aggregate);

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Buyer Common Stock;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-K promulgated under the Securities Act (“Regulation S-K”), as approved by its independent public accountants;

(xxi) issue, sell, borrow or otherwise incur any indebtedness for borrowed money (including any debt securities) of Buyer or any of its Subsidiaries (or assume or guarantee any such indebtedness for which any other Person is the primary obligor (other than Buyer or any of its wholly owned Subsidiaries)), except for indebtedness incurred or borrowed that is outstanding on the date of this Agreement;

(xxii) increase the compensation of any employee, consultant or independent contractor of the Company; or

(xxiii) agree, commit or publicly propose to do any of the foregoing.

7.2 No Solicitation by Buyer.

(a) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as set forth in this Section 7.2, Buyer and Buyer’s Subsidiaries shall, and shall cause their respective directors, officers, and employees, and shall use its commercially reasonable efforts to cause its and their respective Representatives to, (i) immediately cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore with respect to any Buyer Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Buyer Acquisition Proposal, (ii) promptly request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and use commercially reasonable efforts to obtain the return or the destruction of such confidential information and (iii) immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 7.2, Buyer shall not, and shall cause its Subsidiaries and its and their respective officers, directors and employees not to, and shall use commercially reasonable efforts to cause its and their other respective other Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information outside of the ordinary course of business consistent with past practice with respect to existing bona fide commercial relationships without the intent of circumventing the foregoing restrictions) or knowingly encourage or induce the submission of any Buyer Acquisition Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Buyer Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Buyer or any of its Subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of Buyer or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that Buyer knows is seeking to make, or has made, a Buyer Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Buyer Acquisition Proposal; or (iii) except as required by the duties of the Buyer Board under applicable Law (as determined by the Buyer Board in good faith, after consultation with Buyer’s legal advisors), waive, terminate, modify or release any Third Party (other than the Company and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation. Any violation of the foregoing restrictions by any of Buyer’s Subsidiaries or by any Representatives of Buyer or its Subsidiaries, whether or not such Representative is so authorized, shall be deemed a breach of this Agreement by Buyer.

(c) Notwithstanding the foregoing, if at any time prior to the receipt of the Stockholder Approval (the “Buyer Approval Time”) (and in no event after the Buyer Approval Time), the Buyer Board receives a bona fide written Buyer Acquisition Proposal made after the date of this Agreement that did not result from any breach of this Section 7.2, the Buyer Board (or duly appointed committee thereof) may, if the Buyer Board determines in good faith, after consultation with legal counsel, and based on the information then available to it, that such Buyer Acquisition Proposal is, or is reasonably likely to lead to, a Buyer Superior Proposal and the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, then Buyer and its Representatives may, subject to compliance with this Section 7.2(c) Section 7.2(d) and Section 7.2(e), (i) engage in negotiations or discussions with such Third Party that has made after the date of this Agreement such Buyer Acquisition Proposal; and (ii) furnish to such Third Party and its Representatives non-public information relating to Buyer or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided as promptly as practicable following its execution to the Company for informational purposes); provided that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, as promptly as practicable following the time it is provided or made available to such Third Party. Nothing contained herein shall prevent the Buyer Board from (x) complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to a Buyer Acquisition Proposal or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (provided, however, that any statement that could reasonably be construed as a recommendation, endorsement or approval of any tender or exchange offer shall constitute a Buyer Adverse Recommendation Change); (y) making any required disclosure to Buyer’s stockholders if the Buyer Board determines in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; or (z) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(d) In addition to the requirements set forth in Section 7.2(c) and subject to compliance with Section 7.2(e), the Buyer Board shall not take any of the actions referred to in clauses (i) and (ii) of Section 7.2(c) unless Buyer shall have first delivered to the Company written notice advising the Company that Buyer intends to take any such action. In addition, Buyer shall notify the Company promptly after receipt by Buyer (or any of its Representatives) of any Buyer Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant Third Party, (ii) to the extent known, describe the material terms and conditions of, any such Buyer Acquisition Proposal and (iii) if applicable, include an unredacted copy of such Buyer Acquisition Proposal.

(e) Without limiting Section 7.2(b), Section 7.2(c) or Section 7.2(d), if Buyer shall have received a bona fide written Buyer Acquisition Proposal that was made or renewed after the date of this Agreement (and has not been not withdrawn) that did not result or arise out of material breach of this Agreement, and the Buyer Board shall have determined in good faith, after consultation with Buyer’s legal counsel, that such Buyer Acquisition Proposal is a Buyer Superior Proposal, then the Buyer Board may (i) recommend, adopt or approve such Buyer Acquisition Proposal or propose publicly or otherwise to recommend, adopt or approve such Buyer Acquisition Proposal or resolve to take any such action and/or (ii) approve, recommend or declare advisable for Buyer or any of its Subsidiaries to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting such Buyer Acquisition Proposal (a “Buyer Adverse Recommendation Change”), but only if: (i) the Buyer Board determines in good faith that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to the Buyer’s stockholders under applicable Law; (ii) Buyer promptly notifies the Company that Buyer intends to take such action, which notice attaches in unredacted form the most current version of any proposed agreement(s), the identity of the offeror and a copy of any financing commitments (which may be redacted for fee information and other customary matters); (iii) if requested by the Company, during a four (4) Business Day period, Buyer and its Representatives have discussed and negotiated in good faith with the Company regarding any proposal by the Company to amend the terms of this Agreement (or any other proposal the Company may make) so that such Buyer Acquisition Proposal would cease to constitute a Buyer Superior Proposal; and (iv) after such four (4) Business Day period, the Buyer Board determines in good faith, after consultation with its legal counsel, taking into account any proposal by the Company to amend the terms of this Agreement (or any other proposal made by the Company), that such Buyer Acquisition Proposal continues to constitute a Buyer Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Buyer Superior Proposal (including any change to the exchange ratio or merger consideration), a new written notification from Buyer consistent with that described in clause (ii) of this Section 7.2(d) shall be required.

(f) Notwithstanding any Buyer Adverse Recommendation Change, the making of any Buyer Acquisition Proposal or anything in this Agreement to the contrary, until the termination of this Agreement (i) in no event may Buyer or any of its Subsidiaries enter into any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a Buyer Acquisition Proposal (other than a confidentiality agreement), and (ii) Buyer shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Stockholder Meeting.

(g) For purposes of this Agreement, “Buyer Superior Proposal” means any bona fide, written Buyer Acquisition Proposal (other than a Buyer Acquisition Proposal that has resulted from a violation of this Section 7.2) on terms that the Buyer Board determines in good faith (after consultation with its financial advisors and legal counsel) is (i) notwithstanding any required stockholder approval, reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, more favorable from a financial point of view to Buyer and its stockholders than the Share Exchange, in each case taking into account (with such weight and proportion as determined by the Buyer Board in its sole discretion) (i) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality, prospect for completion and other risks of such proposal, (ii) the identity of the third party making such proposal, and (iii) any revisions to the terms of this Agreement proposed by the Company, or any other proposal the Company may make in response to such Buyer Acquisition Proposal).

Article VIII
OTHER AGREEMENTS OF the PARTIES

8.1 Access to Information. Each of the Parent, Company and Buyer shall promptly advise the other in writing of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transactions; (c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (d) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Buyer Material Adverse Effect, in the case of Buyer; or (e) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties or covenants of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided further that a failure to comply with this Section 8.1 shall not constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying change, event or fact would independently result in the failure of a condition set forth in Article IX to be satisfied.

8.2 Litigation Support. Each of Buyer, the Seller, the Company and Parent shall promptly notify the other of any stockholder demands, litigations, arbitrations or other similar Actions (including derivative claims and books and records requests) commenced against it and/or its respective directors or officers relating to this Agreement, any Ancillary Document or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other Party informed regarding any Transaction Litigation. Each of Buyer, the Seller, the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other Party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other Party’s advice due consideration with respect to such Transaction Litigation. Prior to the Closing, none of Buyer, Parent and their respective Subsidiaries shall cease to defend, consent to the entry of any judgment, settle or offer to settle any Transaction Litigation without the prior written consent of, in the case of Buyer and its Subsidiaries, Parent, and, in the case of Parent and its Subsidiaries, Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

8.3 No Trading. Parent, the Company and the Seller each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Parent, the Company, Buyer and the Seller each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Buyer, communicate such information to any third party, take any other action with respect to Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.4 Efforts. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Transactions (including using commercially reasonable efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger or any of the other Transactions) and shall comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

8.5 Financing

(a) The Company shall use commercially reasonable effort to assist Buyer in entering into an equity line of credit that satisfies the condition to Closing set forth in Section 9.2(j).

(b) Without limiting anything to the contrary contained herein, during period between the date hereof and the Closing (the “Interim Period”), Parent, the Seller and the Company shall reasonably cooperate with Buyer in connection with financing agreements (any such agreements, the “Financing Agreements”) for binding commitments for aggregate cash proceeds to be funded to Buyer or the Company of at least Twelve Million Five Hundred Thousand U.S. Dollars ($12,500,000), on such terms and structuring, and using such strategy, placement agents and approach, as Parent, Seller, the Company and Buyer shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, the “Transaction Financing”).

(c) Parent, Seller, and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with Buyer in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows). Buyer shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

8.6 The Registration Statement.

(a) As promptly as practicable after the date hereof, Buyer shall prepare with the assistance of the Company and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Exchange Shares to be issued under this Agreement, which Registration Statement will also contain a proxy statement of Buyer (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Buyer stockholders for the matters to be acted upon at the Special Stockholder Meeting.

(b) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Buyer stockholders to vote, at a special meeting of Buyer stockholders (the “Special Stockholder Meeting”) to be called and held for the purpose of adopting the resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including, the issuance of the Exchange Shares in connection with the Transactions), by the holders of Buyer Common Stock in accordance with Buyer’s Organizational Documents and the rules and regulations of the SEC and Nasdaq, (B) the appointment of the members of the Post-Closing Buyer Board, in each case in accordance with Section 2.2 hereof, and (C) such other matters as the Company and Buyer shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (C), collectively, the “Stockholder Approval Matters”), and (D) the adjournment of the Special Stockholder Meeting, if necessary or desirable in the reasonable determination of Buyer. The Proxy Statement shall include the Buyer Board’s recommendation that the Buyer stockholder vote in favor of each of the Stockholder Approval Matters.

(c) Buyer covenants and agrees that the Proxy Statement (including the letter to shareholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendment or supplement thereto is first mailed to the Buyer’s stockholders and at the time of the Special Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Buyer makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith) (i) based on information furnished in writing by the Company specifically for inclusion therein, or (ii) that otherwise reflect information about the Company or the planned business of Buyer following the Closing. Buyer shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff.

(d) If, on the date one day immediately preceding the date for which the Special Stockholder Meeting is scheduled, Buyer reasonably believes that it will not receive proxies representing a sufficient number of shares to obtain the Stockholder Approval, whether or not a quorum is present, or, Buyer will not have sufficient shares of Buyer Common Stock to constitute a quorum, Buyer may in its sole discretion (or will, at the Company’s direction) make one or more successive postponements or adjournments of the Special Stockholder Meeting as long as such Special Stockholder Meeting is not postponed more than five days for each postponement or adjournment or an aggregate of fifteen (15) days for all such postponements or adjournments; provided that Buyer shall not be required to adjourn or postpone the Special Stockholder Meeting more than three times at the direction of the Company. In addition, Buyer may postpone or adjourn the Special Stockholder Meeting to allow reasonable additional time for the filing and mailing of any amendment or supplement to the Proxy Statement that the Buyer Board determines in good faith to be required or advisable pursuant to Section 8.6(e), and for such amendment or supplement to be disseminated and reviewed by the Buyer’s stockholders prior to the Special Stockholder Meeting. In connection with the Registration Statement, Buyer shall file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Buyer’s Organizational Documents and the rules and regulations of the SEC and Nasdaq. Buyer shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Buyer with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(e) Buyer shall use commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and the Proxy Statement mailed to Buyer’s stockholder as promptly as practicable after the Registration Statement is declared effective. Buyer shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Special Stockholder Meeting, respectively. Each of Buyer and the Company shall, and shall cause each of its Subsidiaries, as applicable, to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Buyer and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws, and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement, Buyer shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Buyer’s stockholders to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Buyer’s Organizational Documents; provided, however, Buyer may not amend the Registration Statement without the Company’s written consent.

(f) Buyer, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Buyer shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Buyer or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(g) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Buyer shall distribute the Proxy Statement to Buyer’s stockholders and, pursuant thereto, shall call the Special Stockholder Meeting.

(h) Buyer shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Buyer’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Special Stockholder Meeting.

8.7 Listing and Reporting Matters.

(a) Prior to the Closing, Buyer shall use reasonable best efforts to maintain its listing on the Nasdaq and, in the event that Buyer receives following the date of this Agreement any notice that Buyer has failed to satisfy any Nasdaq listing requirement or any other material communication from Nasdaq in respect thereof, shall provide prompt written notice of the same to the Company, including a copy of any written notice thereof received from Nasdaq.

(b) Prior to the Closing, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws and the rules and policies of Nasdaq and the SEC to enable the listing on Nasdaq of the Exchange Shares no later than Effective Time, subject to official notice of issuance, including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq, with respect to such shares of Buyer Common Stock. Each of the Company and Buyer shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party with respect to the preparation and filing of the Listing Application. Buyer will use commercially reasonable efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq, as promptly as practicable after such filing. Buyer shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq with respect thereto, without providing the Company a reasonable opportunity to review and comment thereon. Buyer shall promptly notify the Company upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the Company with copies of written comments with respect to the Listing Application received from Nasdaq, and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, Buyer shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the Nasdaq of the Exchange Shares.

(c) From the date of this Agreement through the Closing, Buyer will keep current and timely file all periodic reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

8.8 Name and Ticker Change. Effective as of the Closing, Buyer shall take all necessary corporate and regulatory action to change its corporate name to the corporate name selected by Parent, included in the Proxy Statement and part of the Stockholder Approval. In addition, Buyer shall apply to Nasdaq for the listing of the Buyer Common Stock under a new trading symbol reasonably aligned with such name change, subject to applicable Law and Nasdaq rules and to become effective at the Closing.

8.9 Public Announcements.

(a) The initial press release concerning this Agreement (the “Signing Press Release”), the Ancillary Documents and the Transactions by each of the Parties shall be agreed upon by the Company and Buyer, which shall comply with applicable securities Law and the rules of Nasdaq and the TSXV. Following such initial press release, Buyer and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the Transactions and, except as may be required by applicable securities Law, including timely disclosure obligations, or any listing agreement with or rules of Nasdaq or TSXV, as applicable, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other Party and shall consider in good faith the comments of the other Party); provided that the restrictions set forth in this Section 8.8 shall not apply to any release or public statement (a) made or proposed to be made by Buyer in compliance with Section 7.2 with respect to the matters contemplated by Section 7.2, (b) in connection with any dispute between the Parties regarding this Agreement, any Ancillary Document or the Transactions or (c) for any release or public statement by the Company, to the extent the contents of such release or announcement are consistent in all material respects with materials or disclosures that have previously been released publicly in compliance with this Section 8.8. This Section 8.8 shall not apply to any release or public statement made or proposed made by any Party in the ordinary course of business and which does not relate to this Agreement or the Transactions.

(b) Within one (1) Business Day of the issuance of the Signing Press Release, Buyer shall file with the SEC a Current Report on Form 8-K (the “Signing 8-K”) with the Signing Press Release containing (i) a description of the material terms of this Agreement as required by federal securities laws and (ii) a description of the Company containing such material, nonpublic information with respect to the Company as shall be required, in the reasonable opinion of counsel to Buyer; provided, that the Company shall promptly furnish all information concerning itself as may be reasonably requested by Buyer and shall otherwise reasonably assist and cooperate with Buyer with respect to the preparation and timely filing of the Signing 8-K.

8.10 Confidential Information.

(a) The Company and the Seller agree that they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Buyer Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Buyer Confidential Information without Buyer’s prior written consent; and (ii) in the event that the Company, the Seller or any of their respective Representatives becomes legally compelled to disclose any Buyer Confidential Information, (A) provide Buyer to the extent legally permitted with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek, at Buyer’s cost, a protective Order or other remedy or waive compliance with this Section 8.9(a), and (B) in the event that such protective Order or other remedy is not obtained, or Buyer waives compliance with this Section 8.9(a), furnish only that portion of such Buyer Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Buyer Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Buyer and the Seller shall, and shall cause their respective Representatives to, promptly deliver to Buyer or destroy (at Buyer’s election) any and all copies (in whatever form or medium) of Buyer Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon, and shall promptly provide written certification of such delivery or destruction.

(b) Buyer hereby agrees it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Buyer or any of its Representatives becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.9(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.9(b), furnish only that portion of such the Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such the Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Buyer shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of the Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon, and shall promptly provide written certification of such delivery or destruction. Notwithstanding the foregoing, Buyer and its Representatives shall be permitted to disclose any and all the Company Confidential Information to the extent required by the Federal Securities Laws.

8.11 Access to Information; Confidentiality. Upon reasonable advance notice and subject to Applicable Law, each Party shall, and each Party shall cause its Subsidiaries (as applicable) to, afford to the other Party and its Subsidiaries (as applicable) and their respective Representatives reasonable access, during normal business hours and during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, to all their respective properties, books, Contracts, personnel and records and, during such period, each Party shall, and shall cause each of its Subsidiaries (as applicable) to, furnish reasonably promptly to the other Party all information concerning its business, finances, properties and personnel as Buyer or the Company, as applicable, may reasonably request; provided that each Party and its Subsidiaries (as applicable) may withhold any document or information (a) that is subject to an obligation of confidentiality with a Third Party entered (provided that each Party and its Subsidiaries (as applicable) shall use their commercially reasonable efforts to permit reasonable disclosure not in violation of any such confidentiality obligation), (b) the disclosure of which would violate any Law or fiduciary duty (provided that each Party and its Subsidiaries (as applicable) shall use their commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty), (c) that is subject to attorney-client or other privilege (provided that the applicable Party and its Subsidiaries (as applicable) shall use their commercially reasonable efforts to allow for such access or disclosure to the maximum extent that would not result in a waiver of any such attorney-client or other privilege), (d) Company Acquisition Proposals, or (e) regarding the deliberations of the board of managers of the Company, Buyer or any of its Subsidiaries, or any committee thereof with respect to the Transactions or the entry into this Agreement, or any materials provided to the board of managers of the Company, Buyer or any of its Subsidiaries, or any committee in connection therewith. In the event that Buyer materially breaches Section 7.2(a) or delivers notice to the Company that it intends to take any of the actions set forth in clauses (i) or (ii) of 7.2(c) or effect an Buyer Adverse Recommendation Change in accordance with Section 7.2(f), the rights of Buyer and its Subsidiaries and their Representatives under this Section 8.10 shall automatically terminate without further action as of such time. All information exchanged pursuant to this Section 8.10 shall be subject to the terms of the Confidentiality Agreement, dated as of November 20, 2025, between Buyer and the Parent (the “NDA”).

8.12 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Buyer and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee Benefit Plan or enterprise at the request of Buyer (the “D&O Indemnified Persons”) as provided in Buyer’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Buyer, in each case as in effect on the Closing Date, shall survive the Closing Date and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, Buyer shall cause the Organizational Documents of Buyer to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Closing Date in the Organizational Documents of Buyer to the extent permitted by applicable Law. The provisions of this Section 8.11 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of Buyer’s directors and officers, Buyer shall be permitted prior to the Closing Date to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing Date for events occurring prior to the Closing Date (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Buyer’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Buyer shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Buyer shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

8.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, indirect and other substantially similar Taxes (including any indirect capital gains Taxes) and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be borne by the party responsible for such Transfer Taxes. The party responsible for such Transfer Taxes shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and the Seller agrees to cause the Company to cooperate in the filing of such Tax Returns and other documentation, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns and other documentation.

8.14 Delivery of Audited Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement (and in any event no later than April 31, 2026 (the “Audit Delivery Date”), Parent and the Seller shall cause the Company to complete the audit of the Audited Company Financials, which (i) shall be prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of Company, as applicable, as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, shall be (A) certified as audited in accordance with GAAP and the standards of the PCAOB by a PCAOB qualified auditor upon the filing of the initial Registration Statement, (B) shall contain an unqualified report of the Company’s auditors and (C) shall be substantially identical in all material respects to the unaudited financial statements from the same period that have been provided to the Buyer and (iv) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable). In addition, as soon as reasonably practicable following the end of the reportable period of such financial statements (and in any event no later than forty-five (45) days following the end of the reportable period of such financial statements), the Seller and Parent shall cause the Company to use its commercially reasonable efforts to deliver to Buyer any financial statements or similar reports of the Company, required to be included in the Registration Statement or any other filings to be made with the SEC in connection with the transactions contemplated by this Agreement or any other Transaction Document.

(b) Parent and the Seller shall cause the Company (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by Buyer with the SEC in connection with the Transactions and (ii) to obtain the consents of the Company’s auditors, if applicable, with respect thereto as may be required by applicable Law or requested by the SEC.

(c) If the Company’s PCAOB qualified auditor notifies the Parties in writing that additional time is necessary due to auditor capacity constraints, then Buyer may consent to a reasonable extension to the Audit Delivery Date, such consent not to be unreasonably withheld, conditioned or delayed (the “Audit Extension Period”). The Parties shall use commercially reasonable efforts during any Audit Extension Period to complete the foregoing work.

8.15 Obligations Regarding Exchange Shares. Buyer shall use its commercially reasonable efforts:

(a) to cause the listing and admission to trading on Nasdaq of the Exchange Shares; and

(b) to include for registration in the Registration Statement (or alternatively, to file a registration statement on Form S-1 or other appropriate form as promptly as practicable after the Closing registering the Exchange Shares, and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as reasonably practicable following the Closing and to maintain the effectiveness of such registration for the period that such Exchange Shares remain outstanding.

8.16 Convertible Securities. Buyer shall use its commercially reasonable efforts to obtain the consent of holders of Buyer Convertible Securities to convert, exercise, terminate, extinguish or cancel in full their Buyer Convertible Securities on or prior to the Closing.

Article IX
CONDITIONS PRECEDENT

9.1 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligations of the Parties to effect the Transactions shall be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver, by each of the Parties, at or prior to the Closing, of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been duly obtained in accordance with applicable Law and the Buyer’s Organizational Documents.

(b) TSXV Approval. The Parent shall have obtained prior approval from the TSXV for the completion of the Transactions.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Action seeking such a stop order shall have been initiated by the SEC and remain pending.

(d) Nasdaq Listing. At or prior to the Closing, the Buyer Common Stock shall be listed and in good standing on Nasdaq, and the Exchange Shares shall have been approved for listing on Nasdaq, subject only to the official notice of issuance, with no pending or threatened action by Nasdaq to suspend or delist such securities (other than pending or threatened suspension or delisting listed on Schedule 3.7(a)(D) that will be cured upon Closing as a result of the Transactions).

(e) Regulatory Approvals. All approvals, clearances and expiration of applicable waiting periods (including any voluntary agreement between the Parties and any Governmental Authorities not to effect the Share Exchange before a certain date) under any applicable Antitrust Law have been obtained or occurred (as applicable).

(f) Absence of Orders. No Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Share Exchange or any of the other Transactions shall be in effect, and no applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect that prohibits or makes illegal consummation of the Share Exchange or any of the other Transactions.

9.2 Conditions to Obligation of the Company, Parent and the Seller. The obligation of the Company, Parent and the Seller to effect the Transactions shall also be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver (by the Company, Parent and the Seller), at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations of Buyer:

(i) Each of the representations and warranties of Buyer contained in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement), Section 3.5(a) (Capitalization) and Section 3.8 (Absence of Certain Changes) shall be true and correct in all respects (subject to only de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects (subject to only de minimis exceptions) as of such specific date);

(ii) Each of the representations and warranties of Buyer contained in Sections 3.5(b) and 3.5(c) (Capitalization), Section 3.2 (Authorization; Binding Agreement), Section 3.4 (Non-Contravention) and Section 3.26 (Finders and Brokers) (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects as of such specific date); and

(iii) Each of the representations and warranties of Buyer contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect or any similar standard or qualification) other than those specified in the foregoing subsections (i) and (ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement, at or prior to the Closing.

(c) Absence of Buyer Material Adverse Effect. There shall not have occurred and be continuing a Material Adverse Effect on Buyer.

(d) Certificate. The Company shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect that the conditions set forth in Section 9.2(a) (Accuracy of Representations of Buyer), Section 9.2(b) (Performance of Obligations of Buyer) and Section 9.2(c) (Absence of Buyer Material Adverse Effect) have been satisfied.

(e) Secretary Certificates. Buyer shall have delivered to the Company a certificate from its manager, secretary or other executive officer certifying as to, and attaching, (A) copies of Buyer’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), (B) the resolutions of the Buyer Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of managers or officers authorized to execute this Agreement or any Ancillary Document to which Buyer is a party or otherwise bound.

(f) Good Standing. Buyer shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Buyer certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of Buyer’s jurisdiction of organization as of the Closing.

(g) Board Composition. Buyer shall have performed all obligations and complied in all respects with the requirements regarding the composition of the Buyer Board as set forth in Section 2.2.

(h) Resignations. The Company shall have received copies of resignations of such directors and officers of Buyer as determined in accordance with Sections 2.2 and 2.3, effective as of the Closing, and a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect that such resignations have been accepted by Buyer, have not been rescinded or withdrawn and are effective and may not thereafter be rescinded or withdrawn.

(i) Minimum Cash. Upon the Closing, Buyer shall have an aggregate amount of cash and cash equivalents, whether received by Buyer or the Company in connection with the Transactions, in an amount equal to Twelve Million Five Hundred Thousand U.S. Dollars ($12,500,000), net of (without duplication) (A) the cost of the D&O Tail Coverage, (B) all severance, change-of-control or other payments owned to officers and director of Buyer as a result of the Transactions or such officers or directors resignations or termination following the Closing, (C) all Indebtedness of Buyer, (D) expenses (including attorney’s fees and expenses) incurred by Buyer in connection with the Transactions and (E) if unresolved prior to Closing, amounts owed in respect of the Action set forth on Schedule 3.11 (such amount, “Net Cash”).

(j) ELOC. Buyer shall have entered into an agreement with an investor, reasonably agreeable to Buyer and Company, pursuant to which such investor provides an equity line of credit providing for the purchase of up to One Hundred and Twenty Five Million U.S. Dollars ($125,000,000) of Buyer Common Stock in the aggregate, and for which the Buyer shall file one or more resale registration statements on Form S-1, on terms mutually agreeable to Buyer and the Company (with Buyer’s and the Company’s agreement thereto not to be unreasonably withheld, conditioned or delayed).

(k) Indebtedness. Buyer shall have no outstanding Indebtedness, other than Permitted Indebtedness as reflected in the Buyer Financials for the year-ended December 31, 2025 or incurred after December 31, 2025 in the ordinary course of business consistent with past practice.

(l) Convertible Securities. The Company shall have received evidence reasonably acceptable to the Company that (A) all Buyer Preferred Stock shall have been converted into Buyer Common Stock and (B) Buyer shall have terminated, extinguished and cancelled in full any outstanding Buyer Convertible Securities (provided, however, that any Buyer Stock Options and Buyer Warrant remaining outstanding following the Closing shall have been amended or modified in a manner reasonably accepted to the Company to eliminate any further antidilution protections (other than in connection with stock splits, stock dividends and other similar changes to the capital stock of Buyer) or conversion adjustments).

9.3 Conditions to Obligation of Buyer. The obligation of Buyer to effect the Transactions shall also be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver, by Buyer, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations of the Company:

(i) Each of the representations and warranties of the Company contained in Section 4.1 (Organization and Standing), Section 4.3(a) (Capitalization) and Section 4.8 (Absence of Certain Changes) shall be true and correct in all respects (subject to only de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects (subject to only de minimis exceptions) as of such specific date);

(ii) Each of the representations and warranties of the Company contained in Sections 4.3(b) through (d) (Capitalization), Section 4.2 (Authorization; Binding Agreement), Section 4.6 (Non-Contravention) and Section 4.26 (Finders and Brokers) (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects as of such specific date); and

(iii) Each of the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect or any similar standard or qualification) other than those specified in the foregoing subsections (i) and (ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Accuracy of Representations of the Seller:

(i) The representations and warranties of the Seller contained in Section 5.1 (Organization and Standing) shall be true and correct in all respects (subject to only de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all respects (subject to only de minimis exceptions) as of such specific date);

(ii) Each of the representations and warranties of the Seller contained in 5.2 (Authorization; Binding Agreement), 5.5 (Non-Contravention) and 5.7 (Finders and Brokers) (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects as of such specific date); and

(iii) Each of the representations and warranties of the Seller contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect or any similar standard or qualification) other than those specified in the foregoing subsections (i) and (ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Performance of Obligations of the Parent, Company and Seller. Each of the Parent, the Company and the Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect on the Company.

(e) Certificates.

(i) Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Section 9.3(a) (Accuracy of Representations of the Company), Section 9.3(c) (Performance of Obligations of the Parent, Company and Seller) and Section 9.3(d) (Absence of Company Material Adverse Effect) have been satisfied.

(ii) Buyer shall have received certificate signed on behalf of the Parent by an executive officer of the Parent to the effect that the condition set forth in Section 9.3(c) (Performance of Obligations of the Parent, Company and Seller) and Section 9.3(d) (Absence of Company Material Adverse Effect) have been satisfied.

(iii) Buyer shall have received certificate signed on behalf of the Seller by an executive officer of the Seller to the effect that the conditions set forth in Section 9.3(b) (Accuracy of Representations of the Seller) and Section 9.3(c) (Performance of Obligations of the Parent, Company and Seller) have been satisfied.

(f) Secretary Certificates. Each of the Company and the Seller shall have delivered to Buyer a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), (B) the resolutions of its board of directors or managers authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is a party or otherwise bound.

(g) Good Standing. The Company shall have delivered to Buyer a good standing certificate (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization as of the Closing.

(h) Fairness Opinion. Buyer Board shall have received the written opinion (or an oral opinion to be confirmed in writing) from a reputable independent investment banking firm or other independent financial advisory firm that regularly renders fairness opinions with respect to the type of business that the Company conducts, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be paid by Buyer pursuant to this Agreement is fair from a financial point of view to the stockholders of Buyer.

(i) Lock-Up Agreement. The Company, Parent and the Seller shall have delivered to Buyer the Lock-Up Agreements, duly executed by the Company, Parent and the Seller.

(j) Non-Competition and Non-Solicitation Agreement. The Company shall have delivered to Buyer the Non-Competition and Non-Solicitation Agreements, duly executed by the Company and certain members of the Management Team to be agreed upon by Buyer and the Company, respectively.

9.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Transactions or for terminating this Agreement, on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

Article X

TERMINATION AND AMENDMENT

10.1 Termination. This Agreement may be terminated and the Share Exchange and the other Transactions may be abandoned at any time prior to the Closing (except as otherwise expressly provided below, whether before or after receipt of the Stockholder Approval), by action taken or authorized by the board of directors or managers of the terminating Party or Parties:

(a) by mutual written agreement of the Company and Buyer;

(b) by either the Company or Buyer, if:

(i) any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order permanently enjoining or otherwise prohibiting the consummation of the Share Exchange or the Closing; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the issuance of such Order;

(ii) the Stockholder Approval shall not have been obtained at a Stockholder Meeting or any adjournment or postponement thereof at which the vote was taken; or

(iii) the Share Exchange shall not have been consummated on or before November 30, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Share Exchange to be consummated by such time; provided further that the End Date shall be extended to December 20, 2026 if all conditions to Closing other than the condition set forth in Section 9.2(i) have been satisfied;

(c) by the Company, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.2(a) (Accuracy of Representations of Buyer) or Section 9.2(b) (Performance of Obligations of Buyer) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the twenty (20) day period referenced in the following clause (B)) by the End Date or (B) has not been cured by Buyer, within twenty (20) days following written notice to Buyer from the Company of such breach or failure to perform, but the Company may terminate this Agreement under this Section 10.1(c)(i) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.3(a) (Accuracy of Representations of the Company) or Section 9.3(c) (Performance of Obligations of the Parent, Company and Seller) not to be satisfied;

(ii) a Buyer Adverse Recommendation Change shall have been made at any time prior to the Stockholder Approval; or

(iii) the conditions for Closing required in Sections 9.1 or 9.2 are incapable of being fulfilled before the End Date and are not waived by the Company;

(d) by Buyer, if:

(i) if, prior to the receipt of the Stockholder Approval at the Company Stockholders Meeting, the Buyer Board authorizes Buyer, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 7.2, to enter into a definitive agreement in connection with a Buyer Superior Proposal (other than a confidentiality agreement); provided that the Company shall have paid to the Company the initial tranche of $500,000, plus an amount equal to the Seller Transaction Expenses, due pursuant to Section 10.3(b); provided, further, that in the event of such termination, the Buyer substantially concurrently with such termination enters into a definitive agreement in connection with such Buyer Superior Proposal.

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.3(a) (Accuracy of Representations of the Company) or Section 9.3(c) (Performance of Obligations of the Parent, Company and Seller) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the twenty (20) day period referenced in the following clause (B)) by the End Date or (B) has not been cured by the Company within twenty (20) days following written notice to the Company from Buyer of such breach or failure to perform, but Buyer may terminate this Agreement under this Section 10.1(d)(ii) only so long as Buyer is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Buyer would cause any condition set forth in Section 9.2(a) (Accuracy of Representations of Buyer) or Section 9.2(b) (Performance of Obligations of Buyer) not to be satisfied;

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Seller set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.3(b) (Accuracy of Representations of the Seller) or Section 9.3(c) (Performance of Obligations of the Parent, Company and Seller) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the twenty (20) day period referenced in the following clause (B)) by the End Date or (B) has not been cured by the Seller within twenty (20) days following written notice to the Seller from Buyer of such breach or failure to perform, but Buyer may terminate this Agreement under this Section 10.1(d)(iii) only so long as Buyer is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Buyer would cause any condition set forth in Section 9.2(a) (Accuracy of Representations of Buyer) or Section 9.2(b) (Performance of Obligations of Buyer) not to be satisfied;

(iv) the conditions for Closing required in Sections 9.1 or 9.3 are incapable of being fulfilled before the End Date and are not waived by the Company; or

(v) the Audited Company Financials shall not have been delivered by the Audit Delivery Date.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other Party.

10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability or obligation on the part of any Party (or any stockholder or Representative of such Party) to the other Parties hereto; provided that, no such termination shall relieve any Party from any liabilities or damages for fraud or Willful Breach of any covenant, agreement or obligation under this Agreement; provided further that the provisions of this Section 10.2, Section 10.3 and Article XIII shall survive any valid termination of this Agreement pursuant to Section 10.1. The termination of this Agreement shall not affect the Parties’ respective obligations under the NDA, which shall survive in accordance with its terms.

10.3 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by the Company pursuant to Section 10.1(c)(i), then Buyer shall pay to Parent or the Company, as directed in writing by Parent, (by wire transfer of immediately available funds), within two Business Days after such termination, a termination fee equal to $500,000, plus all out-of-pocket fees, costs and expenses incurred by Parent, Seller and the Company in connection with this Agreement and the Transactions (which fees, costs and expenses shall not exceed $500,000 in the aggregate (the “Seller Transaction Expenses”)).

(b) If this Agreement is terminated by the Company pursuant to Section 10.1(c)(ii) or by Buyer pursuant to Section 10.1(d)(i), then Buyer shall pay to Parent or the Company, as directed in writing by Parent, (by wire transfer of immediately available funds), a termination fee equal to $2,000,000, plus all of the Seller Transaction Expenses. $500,000 of such termination fee, plus the amount of the Seller Transaction Expenses, shall be paid on the date of such termination, and $1,500,000 of such termination fee shall be paid upon the closing of the transaction contemplated by the Buyer Superior Proposal that is the basis for terminating this Agreement pursuant to Section 10.1(c)(ii) or Section 10.1(d)(i).

(c) If (i) this Agreement is terminated by the Company pursuant to Section 10.1(c)(iii) as a result of the failure of the condition set forth in Section 9.2(i) and (ii) Net Cash at the time of the termination of this Agreement would be greater than $5.0 million (assuming the consummation of any Transaction Financing pursuant to Financing Agreements), then Buyer shall pay to Parent or the Company, as directed in writing by Parent, (by wire transfer of immediately available funds), within two Business Days after such termination, a termination fee equal to the Seller Transaction Expenses (with such Seller Transaction Expenses not to exceed $500,000 in the aggregate).

(d) If this Agreement is terminated by Buyer pursuant to Section 10.1(d)(ii) or (iii), then Parent or the Company shall pay to Buyer (by wire transfer of immediately available funds), within two Business Days after such termination, a termination fee equal to $500,000, plus all out-of-pocket fees, costs and expenses incurred by Buyer in connection with this Agreement and the Transactions (which fees, costs and expenses shall not exceed $500,000 in the aggregate).

(e) Except with respect to fraud claims or claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 13.6), if this Agreement is terminated pursuant to Section 10.1, the payment of termination fees and expenses pursuant to this Section 10.3 shall be the sole and exclusive remedy of the Parties.

Article XI

SURVIVAL

11.1 Survival.

(a) None of the representations and warranties contained in this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing.

(b) Each covenant and agreement contained in this Agreement shall survive the Closing in accordance with its terms.

Article XII
WAIVERS AND Releases

12.1 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each of Parent and the Seller, on behalf of itself and its respective Affiliates that owns any share or other equity interest in or of the Seller (the “Releasing Persons”), hereby releases and discharges the Company and the Buyer from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 12.1.

Article XIII
MISCELLANEOUS

13.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) if sent by email on a Business Day before 11:59 p.m. (recipient’s time), when transmitted; (iii) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (iv) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (v) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer prior to Closing, to:

Onconetix, Inc.
201 East Fifth Street, Suite 1900
Cincinnati, Ohio 45202
Attn: Andrew Oakley, Chairman of the Board
Telephone No.: (513) 620-4101
E-mail: Aoakley@onconetix.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1251 Avenue of the Americas
New York, New York 10020
Attn: Barry I. Grossman, Esq., Trevor Okomba, Esq.
Telephone No.: (212) 370-1300
E-mail: bigrossman@egsllp.com and

tokomba@egsllp.com

If to Parent prior to or after Closing, to: Realbotix Corp. 40 Temperance Street, Suite 3200 Toronto, Ontario, Canada M5H 0B4 Attn: Andrew Kiguel Telephone No.: (647) 578-7490 E-mail: ak@realbotix.ai	with a copy (which will not constitute notice) to: Meister Seelig & Fein PLLC 125 Park Avenue, 7th Floor New York, NY 10017 Attn: Louis Lombardo Telephone No.: (212) 655-3518 E-mail: ll@msf-law.com

and

Cassels Brock & Blackwell LLP
40 Temperance Street, Suite 3200
Toronto, Ontario, Canada M5H 0B4

Attn: Omar Soliman and Alex Parken
Telephone No.: (416) 577-4352 and (587) 441-7625
E-mail: osoliman@cassels.com and aparken@cassels.com

If to the Company prior to or after Closing, to: Realbotix, LLC 5025 W Diablo Dr, Las Vegas, NV 89118 Attn: Andrew Kiguel Telephone No.: (647) 578-7490 E-mail: ak@realbotix.ai	with a copy (which will not constitute notice) to: Meister Seelig & Fein PLLC 125 Park Avenue, 7th Floor New York, NY 10017 Attn: Louis Lombardo Telephone No.: (212) 655-3518 E-mail: ll@msf-law.com

and

Cassels Brock & Blackwell LLP
40 Temperance Street, Suite 3200
Toronto, Ontario, Canada M5H 0B4

Attn: Omar Soliman and Alex Parken
Telephone No.: (416) 577-4352 and (587) 441-7625
E-mail: osoliman@cassels.com and aparken@cassels.com

If to the Seller, to: Simulacra Corporation 5025 W Diablo Dr, Las Vegas, NV 89118 Attn: Andrew Kiguel Telephone No.: (647) 578-7490 E-mail: ak@realbotix.ai	with a copy (which will not constitute notice) to: Meister Seelig & Fein PLLC 125 Park Avenue, 7th Floor New York, NY 10017 Attn: Louis Lombardo Telephone No.: (212) 655-3518 E-mail: ll@msf-law.com

and

Cassels Brock & Blackwell LLP
40 Temperance Street, Suite 3200
Toronto, Ontario, Canada M5H 0B4

Attn: Omar Soliman and Alex Parken
Telephone No.: (416) 577-4352 and (587) 441-7625
E-mail: osoliman@cassels.com and aparken@cassels.com

13.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Buyer and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.11, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 13.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

13.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 13.1. Nothing in this Section 13.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

13.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

13.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Buyer, the Company and the Seller, provided, that, after approval of the Transactions by Buyer stockholders, as applicable, no amendment may be made which by Law requires further approval by such stockholders without such further approval.

13.9 Waiver. Each of Buyer and the Company on behalf of itself and its Affiliates, and the Seller on its behalf, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

13.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

13.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Buyer and its Representatives at least two (2) Business Days prior to the date of this Agreement and Buyer and its Representatives have been given access to the electronic folders containing such information. To the extent that any Contract, document, certificate or instrument is represented and warranted to by Buyer to be given, delivered, provided or made available by Buyer, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Company or its Representatives, such Contract, document, certificate or instrument shall have been (i) filed publicly or (ii) posted to the electronic data site maintained on behalf of Buyer for the benefit of the Company and its Representatives at least two (2) Business Days prior to the date of this Agreement and the Company and its Representatives have been given access to the electronic folders containing such information.

13.12 Counterparts. This Agreement may be executed and delivered (including by email) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

13.13 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Share Exchange and the Transactions will be paid by the Party incurring such costs and expenses.

Article XIV
DEFINITIONS

14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition and Non-Solicitation Agreements, the Lock-Up Agreements and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Buyer Acquisition Proposal” means (A) any proposal, offer (including tender or exchange offers), indication of interest for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving Buyer or any of its Subsidiaries with respect to assets that, taken together, constitute more than 30% of Buyer’s consolidated assets, (B) any proposal or offer (including tender or exchange offers) or indication of interest to acquire in any manner, directly or indirectly, in one or more transactions, more than 30% of the issued and outstanding Buyer Common Stock or securities of Buyer representing more than 30% of the voting power of Buyer or (C) any proposal, offer (including tender or exchange offers) or indication of interest to acquire in any manner (including the acquisition of equity securities in any wholly owned Subsidiary of Buyer), directly or indirectly, in one or more transactions, assets or businesses of Buyer or its Subsidiaries, including pursuant to a joint venture, representing more than 30% of the consolidated assets, revenues or net income of Buyer, in each case, other than the Transactions.

“Buyer Common Stock” means the shares of common stock, par value $0.00001 per share, of Buyer.

“Buyer Company” means each of Buyer and its direct and indirect Subsidiaries.

“Buyer Confidential Information” means all confidential or proprietary documents and information concerning Buyer or any of its Affiliates; provided, however, that Buyer Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Buyer or its Representatives to by the Company, the Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Buyer Confidential Information.

“Buyer Convertible Securities” means, collectively, any options or rights to subscribe for or purchase any capital shares of Buyer or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of Buyer.

“Buyer Interim Balance Sheet” means the balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 13, 2025.

“Buyer Preferred Stock” means shares of Preferred Stock, par value $0.00001 par value per share, of Buyer.

“Buyer Reverse Split” means a reverse stock split of all issued and outstanding shares of Buyer Common Stock that is effected prior to Closing, at a reverse stock split ratio in the range of 1:2 to 1:50, with the specific ratio to be agreed to by the Company and Buyer prior to Closing and effected by Buyer for the purpose of compliance with Nasdaq listing standards.

“Buyer Share Price” means an amount equal to the VWAP of the Buyer Common Stock over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Buyer Common Stock are then traded immediately prior to the date of determination, as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Buyer Securities” means the Buyer Common Stock, the Buyer Preferred Stock, the Buyer Stock Options, the Buyer Warrants, the Buyer Convertible Securities and any other securities of the Buyer issued and outstanding, collectively.

“Buyer Stock Options” means options to purchase shares of Buyer Common Stock.

“Buyer Warrants” means, as of any determination time, each warrant to purchase Buyer Common Stock that is outstanding.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Acquisition Proposal” means (A) any proposal, offer (including tender or exchange offers) or indication of interest for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving the Company with respect to assets that, taken together, constitute more than 15% of the Company’s consolidated assets, (B) any proposal, offer (including tender or exchange offers) or indication of interest to acquire in any manner, directly or indirectly, in one or more transactions, securities of the Company representing more than 15% of the voting power of the Company or (C) any proposal, offer (including tender or exchange offers) or indication of interest to acquire in any manner, directly or indirectly, in one or more transactions, assets or businesses of the Company, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of the Company, in each case, other than the Transactions.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or the Seller or any of their respective Affiliates, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that the Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, the Seller or their respective Representatives to Buyer or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such the Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Outstanding Shares” means the total number of shares of the Company Interests issued and outstanding immediately prior to the Closing after giving effect to the Company Convertible Securities Conversion.

“Company Securities” means, collectively, the Company Interests, any Company options and any other Company Convertible Securities.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the natural environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest directly incurred as a result of any claim or demand by any other Person or in response to any alleged violation of Environmental Law, whether accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company primarily for the benefit of employees of the Company residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fully Diluted Shares” means, without duplication, the aggregate number of shares of Buyer Common Stock (i) that are issued and outstanding and (ii) that are issuable upon the exercise, exchange or conversion of any other Buyer Securities that are issued and outstanding (whether or not then vested or exercisable, as applicable) (after giving effect to the Buyer Reverse Split).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any solid, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material similarly defined under any Environmental Law, including without limitation petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means International Financial Reporting Standards, at the relevant time, applied on a consistent basis.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), whether contingent or otherwise, including the principal amount thereof and all fees and interest accrued thereon, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, minority interests, preferred shares, or other debt security, including all interest accrued thereon, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable, based on the accounting principles used by the applicable Person to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all guarantees, pledges or similar assurances by any member of such Person to pay another Person’s debt or to perform another Person’s obligation in the case of default, (k) all off-balance sheet Liabilities of such Person; and (l) all obligations described in clauses (a) through (k) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of each member of the Management Team after reasonable inquiry with his direct reports responsible for the applicable subject matter and any relevant books and records; (b) Buyer, the actual knowledge of each of Andrew Oakley and Karina Fedasz, after reasonable inquiry with his direct reports responsible for the applicable subject matter and any relevant books and records; and (c) any other Party, (i) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry of their direct reports responsible for the applicable subject matters and any relevant books and records, or (ii) if a natural person, the actual knowledge of such Party.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person, including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Management Team” means (i) Andrew Kiguel, Chief Executive Officer of the Company, (ii) Matthew McMullen, Chief Creative Officer of the Company, (iii) Eric Olsen, Chief Operating Officer of the Company, (iv) Susan Pirzchalski, Head of Robotic Engineering of the Company, (v) Shubhkirti Prasad, Head of AI of the Company and (vi) Eric Abrahams, Chief Information Officer of the Company.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries (if any), taken as a whole, or (b) the ability of such Person or any of its Subsidiaries (if any) on a timely basis to consummate the Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes hereof, any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in the credit, debt, securities and capital markets) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries (if any) do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries (if any) principally operate; (iii) changes in applicable Laws or GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries (if any) principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic or the worsening thereof, including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such Person and its Subsidiaries (if any) to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) the announcement or pendency of the Transactions (including the Share Exchange) (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the execution, announcement, performance or existence of this Agreement); and (vii) in the case of the Company, the ability of the Company to make any of the representations and warranties contained in this Agreement as of the date hereof ; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries (if any) compared to other participants in the industries in which such Person or any of its Subsidiaries (if any) primarily conducts its businesses. Notwithstanding the foregoing, with respect to Buyer, the failure to obtain the Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Buyer.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, statutory books, articles of association memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means all federal, state, provincial, municipal, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, regulatory agreement, certificates, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.

“Permitted Indebtedness” means (a) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, appeal bonds, governmental contracts, trade contracts or other similar obligations incurred in the ordinary course of business or in respect of any letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items; (b) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Buyer; (c) the incurrence of Indebtedness under hedging agreements in the ordinary course of business incurred for the bona fide purpose of hedging the interest rate, commodity or foreign currency risks associated with Buyer’s operations and not for speculative purposes; (c) Indebtedness incurred in the ordinary course of business in respect of workers’ compensation claims, performance, completion or surety bonds, vacation, health, disability or other employee benefits, casualty or liability insurance or self-insurance or unemployment insurance or other social security obligations; (d) Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business; (e) (I) purchase money Indebtedness (including finance leases) incurred or issued to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal), equipment or inventory, in each case, incurred in the ordinary course of business, and (II) any refinancing in respect of the Indebtedness set forth in the immediately preceding clause (I) (or successive incurrences of such refinancing thereof); (f) Indebtedness as an account party in respect of standby or trade letters of credit issued in the ordinary course of business; and (g) customer deposits and advance payments received in the ordinary course of business, consistent with past practice and consistent with industry practice (including evolving industry practice).

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person) have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, exempted company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the natural environment.

“Remedial Action” means all actions required by a Governmental Authority to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent or ameliorate the Release of any Hazardous Material, (iii) perform post-remedial monitoring and care, or (iv) correct a material condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Stockholder Approval” means the approval by the requisite vote of stockholders of Buyer at the Special Stockholder Meeting of the Stockholder Approval Matters.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or Control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, real property, Personal Property, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other Taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, (c) liability under any abandonment or unclaimed property, escheat or similar Law and (d) any Liability for the payment of amounts described in clauses (a), (b) or (c) of this sentence as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Third Party” means any Person or Group, other than the Buyer, the Company, the Seller and any of their respective Subsidiaries (if any) or Affiliates.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“TSXV” means the TSX Venture Exchange.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

14.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Agreement	Preamble
Audit Delivery Date	8.15(a)
Audit Extension Period	8.14(c)
Antitrust Laws	3.3
Audited Company Financials	4.7(a)
Buyer	Preamble
Buyer Adverse Recommendation Change	7.2(d)
Buyer Approval Time	7.2(b)
Buyer Benefit Plan	3.19(a)
Buyer Board	Recitals
Buyer Disclosure Schedules	Article III
Buyer Financials	3.7(b)
Buyer Indemnitees	7.2
Buyer IP	3.13(c)
Buyer IP Licenses	3.13(a)
Buyer Material Contract	3.12(a)
Buyer Owned Real Property	3.15(b)
Buyer Permits	3.10
Buyer Real Property Leases	3.14(a)(a)
Buyer Registered IP	3.13(a)
Buyer Representative	Preamble
Buyer Representative Documents	11.7(a)
Buyer Superior Proposal	7.2(g)
Buyer Top Vendors	3.26
Cap	11.3(a)
Claims Threshold	11.3(a)
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Balance Sheet	4.7(a)
Company Balance Sheet Date	4.7(a)
Company Benefit Plan	4.19(a)
Company Certificates	1.3(b)
Company Convertible Securities Conversion	1.4
Company Directors	2.2
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company Interests	1.1
Company IP Licenses	4.13(a)

Term	Section
Company Material Contract	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.14(m)
Company Registered IP	4.13(a)
Company Top Customer	4.23
Company Top Vendor	4.23
D&O Indemnified Person	8.12(a)
D&O Tail Insurance	8.12(b)
Direct Claim	7.4(a)
End Date	10.1(b)(iii)
Enforceability Exceptions	3.2
Environmental Permit	3.20(a)
Exchange Consideration	1.2
Federal Securities Laws	8.3
Representations	7.3(a)
Health Plan	3.19(k)
Indemnified Party	7.4
Indemnifying Party	7.4
Interim Period	8.5(b)
Listing Application	8.7(b)
Lock-Up Agreement	Recitals
Losses	11.2
NDA	8.11
Net Cash	9.2(i)
FAC	3.24(c)
Off-the-Shelf Software	3.13(a)
Parent	Preamble
Party(ies)	Preamble
Post-Closing Buyer Board	2.2
Preferred Shares	Recitals
Proxy Statement	8.6(a)
Public Certifications	3.7(a)
Registration Statement	8.6(a)
Related Person	3.21
Releasing Persons	12.1
SEC Reports	3.7(a)
Seller	Preamble
Seller Parties	Preamble
Seller Transaction Expenses	10.3(a)
Signing Press Release	8.9(a)
Specified Courts	13.4
Stockholder Approval Matters	8.6(b)
Third Party Claim	7.4(b)
Transactions	Recitals
Transaction Litigation	8.2
Transfer Taxes	6.11

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Parent:

Realbotix CORP.

By:	/s/ Andrew Kiguel
Name:	Andrew Kiguel
Title:	Chief Executive Officer

Company:

Realbotix, LLC

By:	/s/ Andrew Kiguel
Name:	Andrew Kiguel
Title:	Authorized Person

Buyer:

ONCONETIX, INC.

By:	/s/ Karina M. Fedasz
Name:	Karina M. Fedasz
Title:	Interim Chief Executive Officer and Interim Chief Financial Officer

Seller:

SIMULACRA CORPORATION

By:	/s/ Andrew Kiguel
Name:	Andrew Kiguel
Title:	Authorized Person